Exhibit 4.58
Xinhua Finance Media Limited
and
Chung Cheng Co., Ltd.

MASTER AGREEMENT
IN RESPECT OF CERTAIN
ADVERTISING BUSINESSES

2008
www.klgates.com

THIS MASTER AGREEMENT (this “Agreement”) is made on the 30th day of September 2008
BETWEEN
Xinhua Finance Media Limited, a company incorporated under the laws of the Cayman Islands with registration number 157511 and its registered address located at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, George Town, Grand Cayman, Cayman Islands, British West Indies (“XFM”)
AND
Chung Cheng Co., Ltd., a company incorporated under the laws of Samoa with a registered address located at Level 12, Lotemau Centre, Vaea Street, Alpa, Samoa (the “Chung Cheng”)
WHEREAS
A.	XFM desires to acquire exclusive rights to advertise on various channels from various parties and Chung Cheng wishes to procure its nominees or affiliates to grant to XFM or XFM Nominee such rights in accordance with the terms and conditions set forth in this Agreement.
B.	Chung Cheng agrees to procure such parties to enter into cooperative agreements or other agreements including the XFM Agreements with XFM or XFM Nominee whereby such parties will grant to XFM or XFM Nominee the rights, benefits, titles and interests in and to the XFM Agreements.
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the sufficiency, adequacy and receipt of which are hereby acknowledged, XFM and Chung Cheng hereby agree as follows:
1.	DEFINITIONS
1.1	Definitions. The following terms when used herein shall have the meanings ascribed to them below:

“Balance First Closing Consideration”	has the meaning ascribed to it in Clause 2.3(a);

“BCGC”	means Beijing University Career Guidance;

“Beijing Campuses”	means, collectively, not less than thirty (30) campuses of the university in Beijing;

“Billboards”	has the meaning ascribed to it in Clause 3.3;

“Billboards Operational Rights”	has the meaning ascribed to Exclusive Advertising and Events Organizing Rights (“”) under the XFM Tongji Agreement;

“Business Day”	means any Monday, Tuesday, Wednesday, Thursday and Friday on which banks in Hong Kong or the PRC are required or permitted by laws to be open and shall not include a day on which normal banking hours are shortened or interrupted by typhoon, rain or similar warnings;

“Claimant”	has the meaning ascribed to it in Clause 13.3(a);

“Closing”	means, collectively, the First Closing and the Second Closing;

“Closing Deliverable Agreements”	means the respective agreements or documents required to be delivered by Chung Cheng under this Agreement as conditions to First Closing or Second Closing, as the case may be;

“Consent”	means any consent, approval, permit, license, order, or authorization of or registration, declaration, or filing with or exemption by Governmental Entity;

“Control”, “Controls”, “Controlled”, or any correlative term	means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise. For the purpose of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than fifty (50%) Per Cent of the voting equity interests in such other Person;

“CY Advertising”	means Zhong Qing Net Advertising (Beijing) Co., Ltd. (), a limited liability company incorporated under the laws of the PRC with a registered address at Room 705, No. 38, Chao Wai Main Street, Chaoyang District, Beijing, China;

“CY Intranet Operational Right”	means the right to post and distribute content on (i) the video and audio distribution network based on the China Education and Research Network (“CERN”), the broadband network infrastructure built in schools, universities and other education institutions; (ii) its related mobile network; and (iii) such other media or distribution channels the detailed definition of which shall be set forth in the CY Intranet Agreement;

“CY Network”	means Zhong Qing Network Technology (Beijing) Co., Ltd. (), a limited liability company incorporated under the laws of the PRC with a registered address at 16/F, 17/F, Chang Bao Building, An Hua Bei Li, Guang Qu Men Nei Street, Chongwei Disrict, Beijing, China;

“CY Websites”	has the meaning ascribed to Zhong Qing Net (“”) in the XFM CYN Agreement;

“CY Website Operational Rights”	has the meaning ascribed to Advertising and Events Organizing Rights (“”) in the XFM CYN Agreement;

“Disclosing Party”	has the meaning ascribed to it in Clause 12.4;

“Dispute Notice”	has the meaning ascribed to it in Clause 13.3(a);

“Down Payment”	has the meaning ascribed to it in Clause 2.3(a)(i);

“Encumbrance”	means and includes any interest or equity of any person (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien or assignment or any other encumbrance, priority or security interest or arrangement of whatsoever nature over or in the relevant property;

“FCPA”	means the Foreign Corrupt Practices Act of the United States of America;

“First Closing”	has the meaning ascribed to it in Clause 2.5;

“First Closing Conditions”	has the meaning ascribed to it in Clause 3.1;

“First Closing Consideration”	has the meaning ascribed to it in Clause 2.3(a);

“First Closing Date”	has the meaning ascribed to it in Clause 2.5;

“Governmental Entity”	means any court, regulatory body, administrative agency

or commission or other governmental authority or instrumentality, whether domestic or foreign;

“HCGC”	means Hubei University Career Guidance Center;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“Hubei Campuses”	means, collectively, not less than thirty (30) campuses of the university in Hubei;

“IFRS”	means the International Financial Reporting Standards issued by the International Accounting Standards Board from time to time;

“Indemnified Party”	has the meaning ascribed to it in Clause 10.4;

“Indemnifying Party”	has the meaning ascribed to it in Clause 10.4;

“JV”	means the joint venture company to be established pursuant to Clause 4;

“Losses”	has the meaning ascribed to it in Clause 10.1;

“LCD Screens”	has the meaning ascribed to Terminal LCD under the XFM Hezhong Agreement;

“Magazine”	has the meaning ascribed to “” under the XFM Tianren Agreement;

“Magazine Operational Rights”	has the meaning ascribed to Advertising and Operations Rights under the XFM Tianren Agreement;

“Market Value”	means, with respect to XFM Shares, the average of the closing price of XFM Shares or its equivalent in American Depository Receipts or other tradable instruments representing such shares on NASDAQ for the fifteen (15) trading days up to and including the third trading day prior to the applicable date (adjusted to give effect to any splits, consolidations, dividends or other recapitalizations occurring during such fifteen-day period);

“Material Adverse Change”	means any event or circumstance that occurs which might reasonably be expected to have a material adverse effect on the prospects, business, operations or financial condition of Chung Cheng or its relationship with the parties to the XFM Agreements (if any);

“NASDAQ”	means the National Association of Securities Dealers Automated Quotations;

“Non-Disclosing Parties”	has the meaning ascribed to it in Clause 12.4;

“Person” or “Persons”	means any natural person, corporation, company, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any governmental authority;

“PRC”	means the People’s Republic of China;

“Relevant Date”	means the respective payment date for the payment of the Total Consideration hereunder;

“RMB” and “Renminbi”	means the lawful currency of the People’s Republic of China

“SAIC”	means the State Administration of Industry and Commerce and its competent branches;

“Second Closing”	has the meaning ascribed to it in Clause 5.1;

“Second Closing Conditions”	has the meaning ascribed to it in Clause 5.2;

“Second Closing Date”	has the meaning ascribed to it in Clause 5.1;

“Tianren”	Means Beijing Tian Ren Qing An Media Technology Co., Ltd. (), a limited liability company incorporated under the laws of the PRC with a registered address at A197, 6/F Beijing Jin Yuan Times Shopping Center, No.1 , Yuan Da Road, Haidian District, Beijing;

“Tongji”	Means Beijing Tong Ji New Technology Development Co., Ltd. (), a company incorporated under the laws of the PRC with a registered address at Room 1706, A1, Chang Yuan Tian Di, No. 18, Suzhou Street, Haidian District, Beijing;

“Total Consideration”	has the meaning ascribed to it in Clause 2.3;

“UA Terminals”	has the meaning ascribed to “UA Media” in the XFM Hezhong Agreement;

“US$” and “US Dollars”	means the lawful currency of the United States of America;

“XFM Agreements”	means, collectively, the XFM CYN Agreement, XFM Hezhong Agreement, XFM Tianren Agreement, XFM Tongji Agreement and, after the First Closing, the XFM CYN Intranet Agreement;

“XFM CYN Agreement”	means the agreement to be entered into by Chung Cheng, CY Advertising, CY Network and XFM or XFM Nominee pursuant to Clause 2.2 and in the form set forth in Schedule C;

“XFM CYN Intranet Agreement”	means the agreement to be entered into by JV, CY Advertising and CY Network pursuant to Clause 5.4(i) in the form as agreed by XFM;

“XFM Hezhong Agreement”	means the agreement to be entered into by Hezhong, Chung Cheng and XFM or XFM Nominee pursuant to Clause 2.2 and in the form as set out in Schedule F;

“XFM Nominee”	means any Person or Persons nominated by XFM;

“XFM Shares”	means Class A common shares in the share capital of XFM with a par value of US$0.001 each;

“XFM Tianren Agreement”	means the agreement to be entered into by Tianren, Chung Cheng and XFM or XFM Nominee pursuant to Clause 2.2 and in the form as set out in Schedule E;

“XFM Tongji Agreement”	means the agreement to be entered into by Chung Cheng, Tongji and XFM or XFM Nominee pursuant to Clause 2.2 and in the form as set out in Schedule D; and

“4S Operational Rights”	has the meaning ascribed to Advertising and Events Organizing Rights under the XFM Hezhong Agreement.
1.2	Interpretation. In this Agreement:
(a)	the headings are inserted for convenience only and shall not affect the construction of this Agreement;
(b)	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification);

(c)	all time and dates in this Agreement shall be Hong Kong time and dates except where otherwise stated;
(d)	unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender; and
(e)	references herein to Clauses, Recitals and Schedules are to clauses and recitals of and schedules to this Agreement.
1.3	Recitals, Schedules. All recitals and schedules form part of this Agreement and shall have the same force and effect as if expressly set forth in the body of this Agreement and any reference to this Agreement shall include the recitals and schedules.
1.4	Joint Obligations. Warranties, covenants, indemnities or other obligations expressed in this Agreement to be given by more than one party shall be deemed to be given by such parties on a joint and several basis unless otherwise expressly provided for.
2.	PROCUREMENT
2.1	Procurement. Subject to the terms and conditions set forth in this Agreement, XFM (relying on the representations, warranties, agreements, covenants, undertakings and indemnities hereinafter referred to) agrees with Chung Cheng to acquire and, Chung Cheng agrees to procure its nominees or affiliates to grant to XFM or XFM Nominee as XFM may direct at First Closing, all of the rights, interests, titles and benefits in and to each of the XFM Agreements with effect from the First Closing Date free from all Encumbrances of any nature whatsoever and together with all rights of any nature whatsoever now or hereafter attaching or accruing to them after the First Closing Date.
2.2	Procurement of Agreements. Chung Cheng shall procure and guarantee each of the following on or prior to First Closing:
(a)	XFM CY Agreement.
(i)	Chung Cheng shall procure CY Advertising and CY Network or any other parties as may be necessary to grant all of the rights, interests, titles and benefits in and to the XFM CYN Agreement including the CY Website Operational Rights to XFM or XFM Nominee as XFM may direct free from all Encumbrances; and

(ii)	CY Advertising, CY Network and Chung Cheng shall enter into the XFM CYN Agreement with XFM or XFM Nominee as XFM may direct.
(b)	Tongji Agreements.

(i)	Chung Cheng shall procure Tongji or any other parties as may be necessary to grant all of the rights, interests, titles and benefits in and to the XFM Tongji Agreement including the Billboard Operational Rights to XFM or XFM Nominee as XFM may direct free from all Encumbrances;
(ii)	Tongji shall enter into the XFM Tongji Agreement with XFM or XFM Nominee as XFM may direct;
(iii)	BCGC shall issue a written letter confirming that XFM or XFM Nominee as XFM may direct shall be entitled to have the rights, interests, titles and benefits in and to XFM Tongji Agreement (for the avoidance of doubt, the aforesaid BCGC’s confirmation only relates to those Billboard Operational Rights in Beijing, PRC, as comtemplated in the XFM Tongji Agreement); and
(iv)	HCGC shall issue a written letter confirming that XFM or XFM Nominee as XFM may direct shall be entitled to have the rights, interests, titles and benefits in and to XFM Tongji Agreement (for the avoidance of doubt, the aforesaid HCGC’s confirmation only relates to those Billboard Operational Rights in Hubei province, PRC, as comtemplated in the XFM Tongji Agreement);
(c)	XFM Tianren Agreement.
(i)	Chung Cheng shall procure Tianren or any other parties as may be necessary to grant all of the rights, interests, titles and benefits in and to the XFM Tianren Agreement including the Magazine Operational Rights to XFM or XFM Nominee as XFM may direct free from all Encumbrances; and
(ii)	Tianren shall enter into the XFM Tianren Agreement with XFM or XFM Nominee as XFM may direct.
(d)	XFM Hezhong Agreement.
(i)	Chung Cheng shall procure Hezhong or any other parties as may be necessary to grant all of the rights, interests, titles and benefits in and to the XFM Hezhong Agreement including the 4S Operational Rights, to XFM or XFM Nominee free from all Encumbrances; and
(ii)	Hezhong shall enter into the XFM Hezhong Agreement with XFM or XFM Nominee as XFM may direct.
2.3	Payment. Subject to the conditions stipulated herein, XFM shall pay to Chung Cheng Five Million (US$5,000,000) US Dollars (the “Total Consideration”) and Eight Million XFM Shares (8,000,000 XFM Shares) in the manner set forth below:

(a)	First Closing Consideration. Three Million Five Hundred Thousand (US$3,500,000) US Dollars and Four Million XFM Shares (4,000,000 XFM Shares) (the “First Closing Consideration”) shall be payable as follows:
(i)	One Million Eight Hundred Thousand (US$1,800,000) US Dollars (the “Down Payment”) shall be payable in cash upon the execution of this Agreement as a down payment to be applied to the First Closing Consideration; and
(ii)	One Million Seven Hundred Thousand (US$1,700,000) US Dollars and Four Million XFM Shares (4,000,000 XFM Shares) (the “Balance First Closing Consideration”) shall be payable as follows:
(A)	One Million Seven Hundred Thousand (US$1,700,000) US Dollars in cash shall be payable at First Closing Date to such account as Chung Cheng shall designated; and
(B)	Four Million XFM Shares (US$4,000,000 XFM Shares) shall be issued to Chung Cheng within ten (10) Business Days following the First Closing Date. Notwithstanding the foregoing, XFM may, in its sole discretion, deliver to Chung Cheng or any other person(s) designated by Chung Cheng money in US Dollars in lieu of all or a portion of the First Closing Consideration otherwise deliverable to Chung Cheng in XFM Shares determined as the Market Value of such shares.
(b)	Second Closing Consideration. One Million Five Hundred Thousand US$1,500,000) US Dollars and Four Million XFM Shares (4,000,000 XFM Shares) (the “Second Closing Consideration”) shall be payable as follows:
(i)	One Million Five Hundred Thousand (US$1,500,000) US Dollars in cash shall be payable at Second Closing Date to such account as Chung Cheng shall designated; and
(ii)	Four Million XFM Shares (4,000,000 XFM Shares) shall be issued to Chung Cheng within ten (10) Business Days following the First Closing Date. Notwithstanding the foregoing, XFM may, in its sole discretion, deliver to Chung Cheng or any other person(s) designated by Chung Cheng money in US Dollars in lieu of all or a portion of the First Closing Consideration otherwise deliverable to Chung Cheng in XFM Shares determined as the Market Value of such shares.
2.4	Down Payment. If the First Closing does not occur on or prior to 30 September 2008 or this Agreement is terminated in accordance with the terms hereof, Chung Cheng shall forthwith return the Down Payment to XFM together with interest thereon calculated at 10% per annum.

2.5	First Closing. Upon the First Closing Conditions having been satisfied or waived on or before the expiration of the time period herein for the fulfilment of such conditions, the completion of the procurement of grant of interests hereunder (the “First Closing”) shall take place at the offices of XFM in Hong Kong or at such other place as may be agreed upon by the Parties. The date and time of the First Closing are herein referred to as the “First Closing Date”. For greater certainty, XFM shall not be obliged to pay any amount of the Balance First Closing Consideration unless all the First Closing Conditions are fulfilled or waived in writing by XFM. Without prejudice to any other remedies available to XFM, XFM may defer First Closing and the payment of the Balance First Closing Consideration until all First Closing Conditions are fulfilled or waived in writing.
3.	CONDITIONS TO FIRST CLOSING
3.1	Conditions to First Closing. The obligations of XFM under this Agreement to pay the First Closing Consideration are subject to the satisfaction or written waiver on or before the First Closing Date of all of the following conditions and the delivery of all of the documents set out hereunder (collectively, the “First Closing Conditions”).
3.2	First Closing Deliverables. Upon the First Closing, Chung Cheng shall deliver or procure to be fulfilled or delivered to XFM the following:
(a)	in respect of CY Advertising and CY Network:
(i)	XFM CYN Agreement duly executed by CY Advertising and CY Network; and

(ii)	evidence satisfactory to XFM that all rights, interests, titles and benefits under the XFM CYN Agreement have been validly granted to XFM or XFM Nominee (as directed by XFM) which grant has been consented to by CY Advertising and CY Network and any other parties as may be necessary;
(b)	in respect of Tongji, BCGC and HCGC:
(i)	XFM Tongji Agreement duly executed by Tongji;
(ii)	evidence satisfactory to XFM that all rights, interests, titles and benefits under the XFM Tongji Agreement have been validly granted to XFM or XFM Nominee (as directed by XFM) which grant has been consented to by Tongji and any other parties as may be necessary;
(c)	in respect of Tianren:
(i)	XFM Tianren Agreement duly executed by Tianren;
(ii)	evidence satisfactory to XFM that and all rights, interests, titles and benefits under the XFM Tianren Agreement have been validly granted to XFM or XFM Nominee (as directed by XFM) which grant has been consented to by Tianren and any other parties as may be necessary;
(d)	in respect of Hezhong:
(i)	XFM Hezhong Agreement duly executed by Hezhong;

(ii)	evidence satisfactory to XFM that all rights, interests, titles and benefits under the XFM Hezhong Agreement have been validly granted to XFM or XFM Nominee (as directed by XFM) which grant has been consented to by Hezhong and any other parties as may be necessary;
(f)	Other Deliverables.
(i)	written confirmation from Chung Cheng that it is not aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained; and
(ii)	such other agreements, documents and actions as XFM may reasonably require for the purposes herein, including but not limited to, all documents required to be executed, submitted to and/or registered with to any Governmental Entity.
3.3	Other First Closing Conditions. The obligations of XFM under this Agreement to pay the First Closing Consideration are subject to the satisfaction or written waiver on or before the Relevant Date of each of the following:
(a)	Representations and Warranties. All representations and warranties shall be true on and as of the later of the First Closing Date or the date of payment of the First Closing Consideration with the same effect as though such representations and warranties had been made on and at such date.
(b)	Due Diligence. XFM has completed its due diligence review of Chung Cheng the counterparties to the XFM Agreements and their businesses and is satisfied with the results thereof.
(c)	Performance. Chung Cheng shall have performed and complied with all agreements, obligations and conditions contained in this Agreement on or before the First Closing or at the date of payment.
(d)	No Material Adverse Change. There has not occurred any Material Adverse Change in the Company’s businesses.
(e)	Billboards. Tongji has commenced construction of a minimum of two hundred and fifty (250) advertising billboards (the “Billboards”) at the Beijing Campuses and Hubei Campuses and have provided evidence in relation thereof satisfactory to XFM.

(f)	Consents and Approvals. All the Consents and approvals required for the valid and effective grant of all the rights, interests, titles and benefits to XFM or XFM Nominee (as XFM may direct) under the XFM Agreements and the execution and delivery of the XFM Agreements by the parties thereto (other than XFM or XFM Nominee) and the consummation of the transactions and performance of the obligations contemplated in them shall have been duly obtained.
(g)	XFM Agreements. All XFM Agreements required to be delivered hereunder shall have been duly executed signed by all parties thereto (except for XFM) and all necessary Consents, licenses and approvals for their construction, erection and operation have been obtained and are validly existing.
(h)	Board Approval. XFM’s board of directors shall have authorized and approved the execution and delivery of this Agreement and any other documents or instruments contemplated hereunder.
(i)	Registration or Consents. Where required under PRC laws, the execution and performance of the XFM Agreements have been duly filed with or delivered to each relevant Governmental Entity.
4.	ESTABLISHMENT OF JV
4.1	As soon as practicable following the execution of this Agreement, Chung Cheng shall procure that a joint venture company (the “JV”) be established in Shanghai or Beijing in the PRC within six (6) months from the First Closing Date as follows (unless otherwise expressly agreed to by XFM):
(a)	The JV shall be established with a registered capital as mutually agreed by Chung Cheng and XFM;
(b)	Chung Cheng or its nominee shall contribute and pay fifty (50) Per Cent of the total registered capital of the JV (the “Chung Cheng JV Contribution”) and XFM or XFM Nominee shall contribute and pay fifty (50) Per Cent of the total registered capital of the JV (the “XFM JV Contribution”);
(c)	The JV shall have a board of directors. XFM or XFM Nominee shall be entitled to appoint one half of the total number of directors and Chung Cheng or its nominee shall be entitled to appoint the remaining directors;
(d)	The joint venture contract and articles of association of the JV shall be duly completed and executed by Chung Cheng or its nominee and XFM or XFM Nominee;
(e)	The JV will primarily be engaged in the operation and maintenance of the intranet as set forth in XFM CYN Intranet Agreement;

5.	SECOND CLOSING

5.1	Second Closing. Upon the Second Closing Conditions having been satisfied or waived on or before the expiration of the time period herein for the fulfilment of such conditions (the “Second Closing”), the Parties shall meet at the offices of XFM in Hong Kong or at such other place as may be agreed upon by the Parties on the date that is immediately following confirmation from XFM that the said conditions have been satisfied or waived in writing. The date and time of the Second Closing are herein referred to as the “Second Closing Date”. For greater certainty, XFM shall not be obliged to pay any amount of the Second Closing Consideration unless all the Second Closing Conditions are fulfilled or waived in writing by XFM. Without prejudice to any other remedies available to XFM, XFM may defer Second Closing and the payment of the Second Closing Consideration until all Second Closing Conditions are fulfilled or waived.

5.2	Conditions to Second Closing. The obligations of XFM under this Agreement to pay the Second Closing Consideration are subject to the satisfaction or written waiver on or before the Second Closing Date of all of the conditions and the delivery set out hereunder (collectively, the “Second Closing Conditions”).

5.3	Second Closing Deliverables. Upon the Second Closing, Chung Cheng shall deliver or procure to be fulfilled or delivered to XFM the following:
(a)	in respect of the JV:
(i)	original joint venture contract duly executed by Chung Cheng or its nominee for establishment of the JV in the form as mutually agreed by Chung Cheng or its nominee and XFM or XFM Nominee;

(ii)	original articles of association of the JV duly executed by Chung Cheng or its nominee for establishment of the JV in the form mutually agreed to by Chung Cheng or its nominee and XFM or XFM Nominee;

(iii)	all Consents, approvals, licenses and certificates required for establishment and operation of the JV;

(iv)	all corporate records of the JV (including its company chop, seal, finance chop and legal representative chop);

(v)	original duly completed and executed documents required for the appointment of directors and legal representative of the JV in the form satisfactory to XFM;
(b)	in respect of Tongji
(i)	evidence satisfactory to XFM that the construction of the Billboards pursuant to Clause 3.3(e) has been completed and all Billboards are fully operational on a full time and continuous basis and all necessary Consents, licenses and approvals for their construction, erection and operation have been obtained and are validly existing; and

(ii)	evidence satisfactory to XFM that the Billboards have been used to continuously place advertisements and generate revenue for XFM or XFM Nominee;
(c)	in respect of Hezhong
(i)	evidence satisfactory to XFM that the number of operating LCD Screens for which XFM or XFM Nominee have been granted the exclusive advertising rights pursuant to the XFM Hezhong Agreement:
(A)	are fully operational on a full time and continuous basis and all necessary Consents, licenses and approvals for their construction, erection and operation have been obtained and are validly existing;

(B)	account for more than eighty (80%) Per Cent of the total number of advertising LCD display screens managed by UA Terminals or its affiliates; and

(C)	exceed one hundred seventy (170) screens in total; and

(D)	all necessary Consents, licenses and approvals for their construction, erection and operation have been obtained and are validly existing; and
(d)	in respect of the sales team:
(i)	evidence to the satisfaction of XFM that Chung Cheng or its nominee has hired a team of professionals with expertise in advertising operations to be primarily responsible for the advertising business to be carried on by XFM or XFM Nominee arising from the XFM Agreements; and

(ii)	employment contracts duly executed by each of the said professionals in a form to the satisfactory of XFM;
(e)	Others:
(i)	written confirmation from Chung Cheng that they are not aware of any matter or thing which is in breach of or inconsistent with any of the representations, warranties and undertakings herein contained;

(ii)	such other papers and documents as XFM may reasonably require for the purposes herein, including but not limited to, all documents required to be signed, submitted to and/or registered with to any Governmental Entity; and

(iv)	the execution and delivery of such other papers and documents and the consummation of such actions and steps as XFM may reasonably require.
5.4	Other Second Closing Conditions. The obligations of XFM under this Agreement to pay the Second Closing Consideration are subject to the satisfaction or waiver on or before the Relevant Date of each of the following:
(a)	Representations and Warranties. All representations and warranties shall be true on and as of the Second Closing Date or the date of payment of the Second Closing Consideration with the same effect as though such representations and warranties had been made on and at such date.

(b)	Performance. Chung Cheng shall have performed and complied with all agreements, obligations and conditions contained in this Agreement on or before the Second Closing or the date of payment.

(c)	JV. The JV has been duly established, all Consents for it to carry on the businesses intended to be carried on by it have been obtained, is fully operational as a going concern and all capital contribution required to be made by Chung Cheng or its nominee has been fully paid.

(d)	Billboards.
(i)	The construction of the Billboards pursuant to Clause 3.3(e) has been duly completed and all the said billboards are fully operational on a full time and continuous basis and all necessary Consents, licences and approvals for their construction, erection and operation have been obtained and are validly existing;

(ii)	The Billboards have been used to continuously place advertisements and generate revenue for XFM or XFM Nominee.
(e)	UA Terminals.
(i)	The number of operating LCD Screens for which XFM or XFM Nominee have been granted the exclusive advertising rights pursuant to the XFM Hezhong Agreement:
(A)	are fully operational on a full time and continuous basis and all necessary Consents, licences and approvals for their construction, erection and operation have been obtained and are validly existing;

(B)	account for more than eighty (80%) Per Cent of the total number of advertising LCD display screens managed by UA Terminals and its affiliates; and

(C)	exceed one hundred seventy (170) screens in total and all necessary Consents, licences and approvals for their construction, erection and operation have been obtained and are validly existing;.
(f)	Sales Team.
(i)	Chung Cheng has hired a team of professionals with expertise in advertising to be primarily responsible for the advertising business to be carried on by XFM or XFM Nominee arising from the XFM Agreements; and

(ii)	Each of the said professionals has executed employment contracts in a form to the satisfactory of XFM.
(g)	Successful Implementation.
(i)	XFM or XFM Nominee has successfully released information and placed advertisements on the CYN Websites on a full time and continuous basis and all necessary Consents, licences and approvals to carry on such business have been obtained and are validly existing;

(ii)	XFM or XFM Nominee has successfully released information and placed advertisements on a full time and continuous basis on each of the advertising billboards on the Beijing Campuses and Hubei Campuses pursuant to the XFM Tongji Agreement and all necessary Consents, licences and approvals for the carrying on such business have been obtained and are validly existing;

(iii)	XFM or XFM Nominee has successfully released information and placed advertisements on a full time and continuous basis on the Magazine pursuant to the XFM Tianren Agreement and all necessary Consents, licences and approvals for the carrying on such business have been obtained and are validly existing; and

(iv)	XFM or XFM Nominee has successfully released information and placed advertisements on a full time and continuous basis on the LCD Display Screens pursuant to the XFM Hezhong Agreement and all necessary Consents, licences and approvals for the carrying on such business have been obtained and are validly existing.
(h)	XFM CYN Intranet Agreement.

(i)	Chung Cheng shall have procured CY Advertising and CY Network or any other parties as may be necessary to grant all of the rights, interests, titles and benefits in and to the CY Intranet Operational Rights to JV free from all Encumbrances;

(ii)	CY Advertising, CY Network and JV shall enter into the XFM CYN Intranet Agreement in the form satisfactory to XFM; and

(iii)	XFM or XFM Nominee has successfully released information, placed advertisements and hold the event on a full time and continuous basis on its CY Intranet Operational Rights pursuant to the XFM CYN Intranet Agreement and all necessary Consents, licences and approvals for the carrying on such business have been obtained and are validly existing.
6.	DEFRERAL OF CLOSING

6.1	Deferral of Closing. Without prejudice to any other remedies available to XFM, if:
(a)	any provision of Clause 3 has not been complied with by Chung Cheng on the First Closing Date (except where Chung Cheng’s failure to comply is caused by XFM), XFM may:
(i)	proceed to the First Closing so far as practicable (without prejudice to its rights hereunder); or

(ii)	rescind its obligations to acquire the interests under this Agreement without prejudice to any other remedy and without incurring any liability to Chung Cheng; and
(b)	any provision of Clause 5 has not been complied with by Chung Cheng on the Second Closing Date (except where Chung Cheng’s failure to comply is caused by XFM), XFM may proceed to the Second Closing so far as practicable (without prejudice to its rights hereunder).
6.2	First Closing Long Stop Date. Without prejudice to any other remedies available to the Parties, if the First Closing Conditions have not been satisfied within sixty (60) days following the execution of this Agreement, XFM may, at its sole discretion:
(a)	rescind its and/or XFM Nominee’s obligations to acquire the interests contemplated under this Agreement and Chung Cheng shall return all payments it has then received from XFM under this Agreement to XFM within three (3) days following the rescission together with an interest calculated at an interest rate of ten (10)% Per Cent per annum; or

(b)	require Chung Cheng to carry on businesses and operations, including any actions or decision concerning the XFM Agreements at the direction of XFM.

6.3	Second Closing Long Stop Date. Without prejudice to any other remedies available to the Parties, if the Second Closing Conditions have not been satisfied within one hundred eighty (180) days following the Second Closing Date, XFM shall be entitled to rescind its and/or XFM Nominee’s obligations to pay the Second Closing Consideration. Chung Cheng shall compensate XFM with an amount equal to the capital XFM already contributed into the JV together with an interest calculated at an interest rate of ten (10)% Per Cent per annum as XFM’s unliquidated damage within three (3) days following the rescission.
7.	COVENANTS

7.1	Further Covenants. Chung Cheng hereby irrevocably covenants and undertakes to XFM to execute and deliver and procure the due execution and delivery of all such further documents required to be signed by Chung Cheng or other parties to the XFM Agreements as are necessary to vest in XFM or the XFM Nominee all such rights, interests, titles and benefits as are intended to be vested in them by or pursuant to this Agreement. Each of the signing parties shall bear the expenses incurred by it.
8.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF CHUNG CHENG

8.1	Chung Cheng’s Representations. Chung Cheng hereby represents and warrants and covenants to XFM that all the statements set out under Schedule A are true and correct as of the date hereof and as at First Closing. Chung Cheng hereby represents and warrants and covenants to XFM that all the statements set out under Schedule B are true and correct as at Second Closing.
9.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF XFM

XFM hereby represents, warrants and covenants to Chung Cheng that each of the following statements is true as at the date hereof and at First Closing:

9.1	Organisation and Qualification. It is a person or a legal entity duly organised and validly existing under the laws of its jurisdiction of incorporation.

9.2	Authorisation. It has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

9.3	Power and Authority. It has full power and authority to make the covenants and representations referred to herein and to execute, deliver and perform this Agreement. It has the capacity to pay (or issue) the Total Consideration and other payment as provided in this Agreement to Chung Cheng.

9.4	Compliance with Laws and Other Instruments. It holds, and at all times has held all licenses, permits, and authorizations from all governmental entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation.

9.5	Corporate Governance. Neither the execution and delivery of this Agreement nor the performance by it of its obligations under this Agreement will (i) conflict with or result in any breach of its charter documents; (ii) require any Consents by Governmental Entity, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or Assets of it or its shares under, any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.
10.	INDEMNITY

10.1	Indemnity of XFM. Chung Cheng shall indemnify and will keep indemnified and save harmless XFM and its nominees from and against the following (collectively, the “Losses”):
(a)	any and all losses, claims, damages (including damages, interest, penalties, fines and monetary sanctions) liabilities and costs incurred or suffered by XFM or its nominees by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any warranty, representation or covenant given hereunder or the inaccuracy of any representation given hereunder or any breach by any party other than XFM under the XFM Agreements provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies available to XFM; and

(b)	any loss, claim, liability, expense, or other damage attributable to:
(i)	any and all taxes (or the non-payment thereof) of XFM or XFM Nominee for all taxable periods ending on or before the First Closing Date (“Pre-Closing Tax Period”);

(ii)	all taxes of any member of an affiliated, consolidated, combined or unitary group of XFM or XFM Nominee (or any predecessor of any of the foregoing) is or was a member on or prior to the First Closing Date; and

(iii)	any and all taxes of any person imposed on XFM or XFM Nominee as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which taxes relate to an event or transaction occurring before the First Closing.
10.2	Tax Matters.
(a)	Payment in full of any amount due from Chung Cheng under this Clause shall be made to XFM in immediately available funds at least two (2) Business Days before the date payment of the taxes to which such payment relates is due, or, if no tax is payable, within fifteen days after written demand is made for such payment.

(b)	Notwithstanding the foregoing, XFM shall provide Chung Cheng with reasonably prompt written notice of any proposed tax adjustment that may give rise to Chung Cheng’s indemnification obligation hereunder and shall cooperate with Chung Cheng and permit Chung Cheng to participate, at its own expense, in the audit or other proceeding. Notwithstanding the preceding sentence, in the event that Chung Cheng wants to accept a proposed settlement of a tax claim for which they have an indemnity obligation pursuant to this Clause (the “Tax Settlement Option”) and XFM determines that it prefers to pursue the tax claim further, XFM may pursue the tax claim without the participation of Chung Cheng.

(c)	In the case of any taxable period that ends on or before the First Closing Date (a “Straddle Period”), the amount of any taxes based on or measured by income or receipts of XFM or XFM Nominee thereof for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the First Closing Date, and the amount of other taxes of XFM or XFM Nominee for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the First Closing Date and the denominator of which is the number of days in such Straddle Period.
10.2	Costs. For the purposes of this Clause, “costs” includes reasonable lawyers’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses.

10.3	Survival of Warranties and Indemnity. The representations and warranties of Chung Cheng to this Agreement given under this Agreement shall survive First Closing and Second Closing.

10.4	Third Party Claims.
(a)	A party entitled to indemnification hereunder (an “Indemnified Party”) shall notify promptly the indemnifying party (the “Indemnifying Party”) in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Agreement.

(b)	In case any claim, action or proceeding is brought against an Indemnified Party and the Indemnified Party notifies the Indemnifying Party in writing of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and to assume the defense thereof, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that:
(i)	if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) calendar days after receiving notice from such Indemnified Party that the Indemnified Party reasonably believes it has failed to do so; or

(ii)	if such Indemnified Party who is a defendant in any claim or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party; or

(iii)	if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction), and the Indemnifying Party shall be liable for any expenses therefor.
10.5	Settlement of Claims.
(a)	No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment:
(i)	includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim;

(ii)	does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party; and

(iii)	does not include any injunctive or other non-monetary relief.

(b)	the Indemnified Party may, in its sole discretion, offset against any payment any Losses incurred or suffered by the Indemnifying Party and for which the Indemnifying Party is entitled to be indemnified in this Agreement.
11.	TERMINATION

11.1	Termination. This Agreement may be terminated at any time prior to the First Closing:
(a)	by XFM if, between the date hereof and the First Closing Date:
(i)	there is a Material Adverse Change caused by Chung Cheng’ breach of any provision of this Agreement;

(ii)	any representations and warranties made by Chung Cheng as contained in this Agreement shall not have been materially true and correct when made;

(iii)	Chung Cheng shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it; or

(iv)	any of Chung Cheng, its nominees or affiliates makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Chung Cheng seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization.
In event of the termination under this Clause 11.1(a), without prejudice to any other remedies available to the Parties, Chung Cheng shall return all payments it has then received from XFM under this Agreement to XFM within three (3) days following the termination together with interest calculated at an interest rate of ten (10)% Per Cent per annum;

(b)	by Chung Cheng if, between the date hereof and the First Closing Date:
(i)	any representations and warranties made by XFM contained in this Agreement shall not have been materially true and correct;

(ii)	XFM shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it; or

(iii)	XFM makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against XFM seeking to adjudicate XFM in question bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law related to bankruptcy, insolvency or reorganization;
In event of the termination under this Clause 11.1(b), Chung Cheng shall return all payments it has then received from XFM under this Agreement to XFM within three (3) days following the termination;

(c)	by XFM or Chung Cheng in the event that any competent governmental authority in the PRC shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(d)	by the written consent of XFM and Chung Cheng.
In event of the termination under Clauses 11.1(c) and (d), Chung Cheng shall return all payments it has then received from XFM under this Agreement to XFM within three (3) days following the termination.

11.2	Effect of Termination. In the event of termination of this Agreement as provided in Clause 11.1, this Agreement shall forthwith become void provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement.
12.	CONFIDENTIALITY AND NON-DISCLOSURE

12.1	Non-Disclosure of Terms. The terms and conditions of this Agreement, including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below provided that such confidential information shall not include any information that is in the public domain other than by the breach of the confidentiality obligations hereunder.

12.2	Press Releases, Etc. Any press release issued by any party hereto or any member of the Group in relation to this Agreement shall be approved in advance in writing by the each Party to this Agreement, whose consent shall not be unreasonably withheld. No other announcement regarding any of the terms set forth in this Agreement in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of each Party to this Agreement, whose consent shall not be unreasonably withheld.

12.3	Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the terms set forth in this Agreement (i) to its current or bona fide, employees, bankers, lenders, partners, accountants and attorneys and other professional advisers, in each case only where such persons or entities are under appropriate non-disclosure obligations; or (ii) as may be required by law or the rules and regulations of any stock exchange.

12.4	Other Information. The provisions of this Clause shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.
13.	MISCELLANEOUS

13.1	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.2	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

13.3	Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by binding arbitration in accordance with the UNCITRAL Arbitration Rules as present in force in the manner set forth in this Clause:
(a)	The procedures of this Clause may be initiated by a written notice (a “Dispute Notice”) given by one party (a “Claimant”) to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute. Within twenty (20) days after the other party’s (the “Respondent”) receipt of the Dispute Notice and accompanying materials, the dispute shall be resolved by binding arbitration in Hong Kong under the UNCITRAL Arbitration Rules. All arbitration procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

(b)	The parties shall agree on a single arbitrator to resolve the dispute. If the Parties fail to agree on the designation of an arbitrator within a twenty (20)-day period the Hong Kong International Arbitration Centre shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator’s duties, the arbitrator’s successor shall be appointed in the same manner as the arbitrator was appointed.

(c)	Any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, indirect, incidental, consequential, special, punitive or exemplary damages or diminution in value;

(iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in a court.

(d)	Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement.

(e)	The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

(f)	Each party shall bear its own expenses incurred in any arbitration or litigation, but any expenses related to the compensation and the costs of the arbitrator shall be borne equally by the parties to the dispute.

(g)	If any action or proceeding is commenced to construe or enforce this Agreement or the rights and duties of the parties hereunder, then the party prevailing in that action, and any appeal thereof, shall be entitled to recover its attorney’s fees and costs in that action or proceeding, as well as all costs and fees of any appeal or action to enforce any judgment entered in connection therewith.
13.4	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.5	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.6	Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon postal service delivery, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or by facsimile at the facsimile number set forth on the signature page hereof, or at such other address or facsimile number as such party may designate by ten (10) days’ advance written notice to the other parties.

13.7	Expenses. Each of the parties hereto shall be responsible for its own costs and expenses incurred in the preparation, negotiation and execution of this Agreement.

13.8	Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms.

13.9	Language. This Agreement shall be executed in English.

The Remainder of this Page is Intentionally Left Blank.

EXECUTION
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Xinhua Finance Media Limited
By:	/s/ Fredy Bush

Name:	Fredy Bush
Title:	Chief Executive Officer
Address:	Unit 3905-09, 1 Grand Gateway, 1 Hong Qiao Lu, Shanghai 200030, PRC
Telephone:	86-21-6113-5900
Facsimile:	86-21-6448-4955

Chung Cheng Co., Ltd.
By:	/s/ Shengli Zheng [with company chop of Chung Cheng Co., Ltd.]

Name:

Title:

Address:

Telephone:

Facsimile:

Schedule A
First Closing Representations and Warranties
1.1	Organisation and Qualification. Chung Cheng is a legal entity duly organised and validly existing under the laws of Samoa.

1.2	Authorisation and Authority. Chung Cheng has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and the XFM Agreements and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

1.3	Power and Authority. Chung Cheng has full power and authority to make the covenants and representations referred to herein and to execute, deliver and perform this Agreement and XFM Agreements. The parties to the XFM Agreements are the sole legal and beneficial owner of all the rights, interests, titles and benefits arising from and in connection with the XFM Agreements and each party has the full power and authority to grant the rights, interests, titles and benefits to XFM or XFM Nominee pursuant to this Agreement or the XFM Agreements.

1.4	Compliance with Laws and Other Instruments. Chung Cheng holds, and at all times has held all licenses, permits, and authorizations from all governmental entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation.

1.5	Corporate Governance. Neither the execution and delivery of this Agreement or the XFM Agreements nor the performance by it of its obligations under this Agreement or the XFM Agreements will (i) conflict with or result in any breach of its charter documents; (ii) require any Consents by Governmental Entity, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or Assets of it or its shares under, any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.

1.6	Investor Representation. Chung Cheng would be acquiring XFM Shares for its own account, not as a nominee or agent and for investment only and not with a view toward or for sale in the United States connection with any distribution thereof, or with any present intention of distributing or selling the XFM Shares in the United States. Chung Cheng understands and acknowledges that the XFM Shares are not being registered under the U.S. securities laws, any U.S. state securities laws or otherwise. Chung Cheng understands that the XFM Shares cannot be sold in the United States unless they are subsequently registered under the U.S. securities laws and applicable state securities laws or an exemption from such registration is available. For the avoidance of doubt, the foregoing representations are limited to sales and distributions of XFM Shares in the United States and shall not be construed as a representation or restrictive covenants in connection with sales or distributions by Chung Cheng of XFM Shares outside the United States.

1.7	XFM Agreements. All XFM Agreements, when executed and delivered by XFM, are valid and enforceable in accordance with their respective terms and the execution and delivery of the XFM Agreements and all transactions contemplated thereunder have been duly authorised by all the parties to them other than XFM. All Consents shall have been obtained for the consummation of the transactions and performance of the obligations contemplated under the XFM Agreements. Chung Cheng is not aware of any facts or events which may result in any of the XFM Agreements to be terminated or not being renewed prior to or upon expiry by the relevant parties.

1.8	The Closing Deliverable Agreements. On or before First Closing, each of the Closing Deliverable Agreements will have been duly executed by the parties thereto and, as at First Closing, will be in full force and effect and will constitute the valid and legally binding obligations of the parties thereto enforceable in accordance with their terms at First Closing.

1.9	Full Disclosure. (i) Chung Cheng is not aware of any facts which could materially adversely affect it or the various parties to the XFM Agreements which are likely in the future to materially adversely affect it or its businesses with the various parties to the XFM Agreements and which have not been disclosed by or on behalf of Chung Cheng in connection with or pursuant to this Agreement; and (ii) No representation or warranty in this Agreement, nor any statement or certificate furnished or to be furnished to XFM pursuant to or in connection with this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

1.10	Reliance. The representations and warranties are made by Chung Cheng with the knowledge and expectation that XFM are placing reliance thereon.

1.11	Absence of Questionable Payments. None of Chung Cheng nor any of its Affiliates, directors, officers, agents, employees or other persons acting on its behalf, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. None of Chung Cheng nor its Affiliates, directors, officers, agents, employees or other persons acting on their behalf, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

1.12	FCPA Compliance.
(a)	Chung Cheng is familiar with and will comply, and has introduced all necessary controls, procedures and audits and maintained all necessary documentation and records on a regular and up-to-date basis to so comply with the provisions of FCPA and all other laws applicable to the transactions contemplated hereunder.

(b)	Any payments made to Chung Cheng hereunder does not constitute, and Chung Cheng will not make, offer, authorize, approve or otherwise facilitate and has not made, offered, authorized, approved or otherwise facilitated, directly or indirectly, any payments or money, gifts or anything of value to any Foreign Official (as defined in subparagraph (i) below) to obtain, retain or further business activities, whether or not in connection with its obligations hereunder, Chung Cheng’s activities or in obtaining any other business on behalf of Chung Cheng from any governmental agency, department or instrumentality.

(c)	In respect of any business for which Chung Cheng provides or may have provided, Chung Cheng has not, directly or indirectly, paid, offered, or agreed to pay any political contributions.

(d)	Chung Cheng has no undisclosed subagents or third parties who are or will be assisting in the performance of its obligations hereunder.

(e)	Chung Cheng has no knowledge of or any reason whatsoever to believe that there may be, any improper payments under the FCPA or any circumstances in which such payments may be made.

(f)	All payments to be made by XFM pursuant to his Agreement are in compliance with FCPA.

(g)	Chung Cheng has no officer, director, owner, shareholder, employee or agent that is a Foreign Official, and will not employ any such Foreign Official during the term of this Agreement; and

(h)	Chung Cheng will notify XFM immediately of any extortion, solicitation, demand or other request for a bribe, gift or anything else of value by or on behalf of a Foreign Official in connection with the performance of its obligations hereunder.

(i)	For the purposes of this Clause, a “Foreign Official” shall mean (i) any official, employee, agent or other representative of a government agency, department or instrumentality; (ii) any official of a political party; or (iii) any candidate for political office.

(j)	If Chung Cheng breaches any of the covenants set forth in this Clause then, without prejudice to any other remedies available to XFM hereunder:
(i)	XFM shall have the right to terminate this Agreement for cause pursuant to Clause 11;

(ii)	XFM shall have a right of action against Chung Cheng for the recovery of any monetary payment or other thing of value given or transferred by Chung Cheng directly or indirectly in violation of the foregoing covenants;

(iii)	all obligations of XFM to pay Chung Cheng under this Agreement shall cease; and

(iv)	Chung Cheng shall indemnify XFM and its officers, directors, employees and agents for any penalties, losses, damages, expenses or fines incurred by XFM as a result of its breach.

Schedule B
Second Closing Representations and Warranties
1.1	Organisation and Qualification. Chung Cheng is a legal entity duly organised and validly existing under the laws of Samoa.

1.2	Authorisation and Authority. Chung Cheng has taken all corporate or other action required to authorise, and has duly authorised, the execution, delivery and performance of this Agreement and the XFM Agreements and upon due execution and delivery the same will constitute its legal, valid and binding obligations enforceable in accordance with its terms.

1.3	Power and Authority. Chung Cheng has full power and authority to make the covenants and representations referred to herein and to execute, deliver and perform this Agreement and XFM Agreements. The parties to the XFM Agreements are the sole legal and beneficial owners of all the rights, interests, titles and benefits arising from and in connection with the XFM Agreements and each party has the full power and authority to grant the rights, interests, titles and benefits to XFM or XFM Nominee pursuant to this Agreement or the XFM Agreements.

1.4	Compliance with Laws and Other Instruments. Chung Cheng holds, and at all times has held all licenses, permits, and authorizations from all governmental entities necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules, and regulations of all such authorities having jurisdiction over it or any part of its operations. There are no violations or claimed violations of any such license, permit, or authorization, or any such statute, law, ordinance, rule or regulation.

1.5	Corporate Governance. Neither the execution and delivery of this Agreement or the XFM Agreements nor the performance by it of its obligations under this Agreement or the XFM Agreements will (i) conflict with or result in any breach of its charter documents; (ii) require any Consents by Governmental Entity, (iii) conflict with, result in a breach or default of, or give rise to any right of termination, cancellation or acceleration or result in the creation of any lien, charge, encumbrance, or restriction upon any of the properties or Assets of it or its shares under, any law, statute, rule, regulation, judgment, decree, order, government permit, license or order or any mortgage, indenture, note, license, trust, agreement or other agreement, instrument or obligation to which it is a party.

1.6	Investor Representation. Chung Cheng would be acquiring XFM Shares for its own account, not as a nominee or agent and for investment only and not with a view toward or for sale in the United States connection with any distribution thereof, or with any present intention of distributing or selling the XFM Shares in the United States. Chung Cheng understands and acknowledges that the XFM Shares are not being registered under the U.S. securities laws, any U.S. state securities laws or otherwise. Chung Cheng understands that the XFM Shares cannot be sold in the United States unless they are subsequently registered under the U.S. securities laws and applicable state securities laws or an exemption from such registration is available. For the avoidance of doubt, the foregoing representations are limited to sales and distributions of XFM Shares in the United States and shall not be construed as a representation or restrictive covenants in connection with sales or distributions by Chung Cheng of XFM Shares outside the United States.

1.7	XFM Agreements. Immediately prior to Second Closing, all XFM Agreements are valid and in full force and effect and enforceable in accordance with their terms and Chung Cheng has not, nor has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof other than such beaches or defaults that have been cured. All Consents shall have been obtained for the consummation of the transactions and performance of the obligations contemplated under the XFM Agreements. Chung Cheng is not aware of any facts or events which may result in any of the XFM Agreements to be terminated or not being renewed prior to or upon expiry by the relevant parties.

1.8	The Closing Deliverable Agreements. On or before Second Closing, each of the Closing Deliverable Agreements will have been duly executed by the parties thereto and, as at Second Closing, will be in full force and effect and will constitute the valid and legally binding obligations of the parties thereto enforceable in accordance with their terms at Second Closing.

1.9	Full Disclosure. (i) Chung Cheng is not aware of any facts which could materially adversely affect it or the various parties to the XFM Agreements which are likely in the future to materially adversely affect it or its businesses with the various parties to the XFM Agreements and which have not been disclosed by or on behalf of Chung Cheng in connection with or pursuant to this Agreement; and (ii) No representation or warranty in this Agreement, nor any statement or certificate furnished or to be furnished to XFM pursuant to or in connection with this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

1.10	Reliance. The representations and warranties are made by Chung Cheng with the knowledge and expectation that XFM are placing reliance thereon.

1.11	Absence of Questionable Payments. None of Chung Cheng nor any of its Affiliates, directors, officers, agents, employees or other persons acting on its behalf, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. None of Chung Cheng nor its Affiliates, directors, officers, agents, employees or other persons acting on their behalf, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

1.12	FCPA Compliance.
(a)	Chung Cheng is familiar with and will comply, and has introduced all necessary controls, procedures and audits and maintained all necessary documentation and records on a regular and up-to-date basis to so comply with the provisions of FCPA and all other laws applicable to the transactions contemplated hereunder.

(b)	Any payments made to Chung Cheng hereunder does not constitute, and Chung Cheng will not make, offer, authorize, approve or otherwise facilitate and has not made, offered, authorized, approved or otherwise facilitated, directly or indirectly, any payments or money, gifts or anything of value to any Foreign Official (as defined in subparagraph (i) below) to obtain, retain or further business activities, whether or not in connection with its obligations hereunder, Chung Cheng’s activities or in obtaining any other business on behalf of Chung Cheng from any governmental agency, department or instrumentality.

(c)	In respect of any business for which Chung Cheng provides or may have provided, Chung Cheng has not, directly or indirectly, paid, offered, or agreed to pay any political contributions.

(d)	Chung Cheng has no undisclosed subagents or third parties who are or will be assisting in the performance of its obligations hereunder.

(e)	Chung Cheng has no knowledge of or any reason whatsoever to believe that there may be, any improper payments under the FCPA or any circumstances in which such payments may be made.

(f)	All payments to be made by XFM pursuant to his Agreement are in compliance with FCPA.

(g)	Chung Cheng has no officer, director, owner, shareholder, employee or agent that is a Foreign Official, and will not employ any such Foreign Official during the term of this Agreement; and

(h)	Chung Cheng will notify XFM immediately of any extortion, solicitation, demand or other request for a bribe, gift or anything else of value by or on behalf of a Foreign Official in connection with the performance of its obligations hereunder.

(i)	For the purposes of this Clause, a “Foreign Official” shall mean (i) any official, employee, agent or other representative of a government agency, department or instrumentality; (ii) any official of a political party; or (iii) any candidate for political office.

(j)	If Chung Cheng breaches any of the covenants set forth in this Clause then, without prejudice to any other remedies available to XFM hereunder:
(i)	XFM shall have the right to terminate this Agreement for cause pursuant to Clause 11;

(ii)	XFM shall have a right of action against Chung Cheng for the recovery of any monetary payment or other thing of value given or transferred by Chung Cheng directly or indirectly in violation of the foregoing covenants;

(iii)	all obligations of XFM to pay Chung Cheng under this Agreement shall cease; and

(iv)	Chung Cheng shall indemnify XFM and its officers, directors, employees and agents for any penalties, losses, damages, expenses or fines incurred by XFM as a result of its breach.

[English Translation Only]
Schedule C
XFM CYN Agreement
Cooperation Agreement
THIS COOPERATION AGREEMENT (“this Agreement”) is entered into by the Parties below on and of                     , 2008:
(1)	China Youth Network Technology (Beijing) Co., Ltd., a limited liability company, whose address is at 16 and 17F, Changbao Tower, No.1 Anhuabeili, Guangqumen Inner Street, Chongwen District, Beijing, China (hereinafter referred to as “China Youth Technology”).

(2)	China Youth Network Advertising (Beijing) Co., Ltd., a limited liability company, whose address is at Room 705, 7F, No.38, Chaowai Street, Chaoyang District, Beijing, China (hereinafter referred to as “China Youth Advertising”); and

(3)	Beijing Xintai Huade Advertising Co., Ltd. , a limited liability company, whose address is at Room 2102, 21F, Central International Trade Center, No.6A, Jianguomen Outer Street, Chaoyang District, Beijing, China (hereinafter referred to as “XINTAI HUADE”).
(The parties above are hereinafter referred to individually as a “Party” and two or three parties above are hereinafter referred to collectively as the “Parties”.)
WHEREAS,
(A)	China Youth Technology is a business entity controlled by the Chinese Communist Youth League. Entrusted by the Chinese Communist Youth League, China Youth Technology takes charge of, operates and holds the business investment related to the computer network under the Chinese Communist Youth League. In addition, the CYL Movie Center (“the Center”) is an affiliate of China Youth Technology and also controlled by the Chinese Communist Youth League. The Center has been approved by the State Administration of Radio Film and Television (“the SARFT”) and has obtained the Network Audio-Visual License (as defined below) issued by the SARFT to publish the audio-visual contents over the information network;

(B)	China Youth Advertising (41% of its equity is owned and held by China Youth Technology) have obtained some advertising rights granted by China Youth Technology to advertise through the network of China Youth Technology;

(C)	China Youth Advertising, China Youth Technology, XINTAI HUADE and Chung Cheng Co., Ltd. have entered into confirmation agreement dated , 2008;

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(D)	China Youth Technology and XINTAI HUADE intend to cooperate with respect to the said network and other business opportunities in relevant fields and China Youth Advertising also fully supports such cooperation.
NOW, THEREFORE, the Parties, after friendly negotiation and on the basis of equality and mutual benefit, hereby enter into this Agreement upon and subject to the following terms and conditions as set forth below:

1.	Definitions and interpretations
1.1	Definitions
Unless otherwise defined or interpreted herein, the following terms in this Agreement shall have the following meanings:
“Affiliate” refers to, with respect to a Party, any company or entity controlled by or under common control with such party.
“Control” or “Controlled” (or any term related thereto) refers to any direct or indirect power to appoint the management of an entity (or enable such appointment) to act as a trustee, executor, agent or in any other capacity in passing any voting security, voucher contract, credit arrangement or commission. For the purpose of this definition, if an entity owns or holds over 50% of the voting equity interest in another entity, the former entity shall be regarded as controlling the latter entity.
“Effective Date” refers to the signing date of this Agreement.
“Intellectual property” refers to any nation’s patents, trademarks, service logos, trade names, design rights (whether registered or not) as well as any applications, copyrights and other transferrable intellectual properties (whether registered or not) for any of the above, including but not limited to the format, page, appearance and feel of any content.
“China Youth Networks” refers to the wired or wireless networks that are accessible to the public and exist in one or two forms as below:
(i)	Websites and web pages whose URL are www.cycnet.com, www.cycnet.com.cn, www.youth.cn and the contents operated by China Youth Technology on these websites and web pages;

(ii)	Websites, web pages and contents operated by China Youth Technology named “China Youth networks” (or renamed)
China Youth network advertisements refer to advertisements published on the China Youth network to directly or indirectly introduce, promote and popularize relevant commodities, services and brands.
China Youth network activities refer to kinds of activities held over the China Youth networks, by using their brands or in their names in the forms including but not limited to leaflet distribution, evaluation and comparison, salon, lecture, forum, exhibition, advertising and large-scale topic activity.

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Rights to operate advertisements and activities refer to Article 2.1.2 below.
“Entities” refers to any natural persons, legal persons, companies, associations, partnerships, organizations, businesses, firms, joint ventures, trusts, non-social organizations or any other entities or organizations and shall include any government agencies.
1.2	Interpretations
Unless otherwise provided for, any reference to an “annex” or “schedule” is to an annex or schedule hereto. Any reference to an “article” or “clause” is to an article or clause of this Agreement.
The singular words in this Agreement include the plural ones if applicable, and vice versa.
The words with a specific gender shall include all other genders.
All headings contained herein are for reference only, and shall not be used to interpret this Agreement.

2.	Cooperation and Granting of Rights
2.1	Rights to operate China Youth network advertisements and activities

2.1.1	China Youth Technology and XINTAI HUADE hereby agree to mutually cooperate, jointly develop, establish and operate the China Youth networks subordinated to China Youth Technology pursuant to this Agreement. The Center possesses the License for Transmitting Audio-Visual Programs over Information Networks (No.0105108 now) (“Network Audio-Visual License”) issued by the SARFT, and China Youth Technology possesses the Business License for Telecommunications and Information Services (ICP 050705) (“ICP Certificate”) and the License for Internet News Information Services (No. 1012006007) issued by the Beijing Communication Authority, which are needed to establish, develop and operate the China Youth networks. The Center has exclusively authorized China Youth Technology to establish, develop and operate the China Youth networks.

2.1.2	China Youth Technology agrees, as of the execution date of this Agreement, to grant XINTAI HUADE the rights to operate China Youth network advertisements and activities, i.e. during its term, XINTAI HUADE is entitled to exclusively operate China Youth network advertisements, and to non-exclusively operate China Youth network activities (but XINTAI HUADE needs to get the consent from China Youth Technology if it intends to organize China Youth network activities in the name of the China Youth networks).

2.1.3	Within the valid term of this Agreement, China Youth Technology shall not operate advertisements on its own, by or authorizing a third party, and guarantee that no any third party may operate advertisements. Unless otherwise stipulated in this Agreement, XINTAI HUADE is entitled to obtain all incomes from operating advertisements and activities. In this term, China Youth Technology ensure that it will not or any other party has no right to charge the advertising income in any form (except for the income from the advertisements finished prior to the signing date), if any, such income shall also belong to

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XINTAI HUADE or its designated party, and China Youth Technology shall request the third party to make direct payment or to provide the economic benefits to XINTAI HUADE or its designated party.

2.1.4	If XINTAI HUADE or its designated party is engaged in the business pursuant to this Agreement, China Youth Technology shall guarantee their business interests, and in the principle of co-benefits, try its best to provide sufficient guarantees and assistances in terms of advertising space, layout, release and activities, including but not limited to guarantee that:
(a)	XINTAI HUADE or its designated party is entitled to deliver advices with respect to the form design, column setting and layout of advertisements;

(b)	The advertising space is adequate enough, and advertisements shall be released on the layout according to the advertising form, effect and time provided by XINTAI HUADE or its designated party.

(c)	The relevant advertising statistical reports are delivered to XINTAI HUADE or its designated party on a quarterly basis, including the browse volume, click volume and click-through rate, etc.
2.1.5	XINTAI HUADE shall not transfer all the rights and obligations hereunder to any third party as a whole, but is entitled to sub-contract or distribute relevant operation rights under this Agreement, shall be responsible for damages to China Youth networks by sub-distributors and sub-contractors from relevant operation under this Agreement, and compensate for all economic losses arising therefrom.

2.2	Operation of China Youth networks

2.2.1	Unless otherwise stipulated in this Agreement, China Youth Technology shall keep China Youth networks in a good work order, and improve their quality and enhance their popularity, including but not limited to:
(a)	Guarantee the lawful and smooth operation of China Youth networks;

(b)	Popularize China Youth networks on all present media platforms, and provide slogan links and/or menus on Home pages of internet websites owned or controlled by China Youth Technology or its affiliates;

(d)	Keep China Youth network accessible 24 hours, every day, every week, and whole year (excluding the system maintenance period)

(e)	Be responsible for and guarantee that all information (including but not limited to contents) proposed to be published on China Youth networks comply with all applicable laws; and

(g)	Provide or create contents for China Youth networks from time to time.
2.3	Confirmation of China Youth Advertising

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China Youth Advertising hereby expressively agrees the cooperation under this Agreement and authorization to XINTAI HUADE or its designated party, and waives the advertising rights related to the China Youth networks of it, or probably obtained from China Youth Technology or any other party, especially for those conflicting or competing with rights of XINTAI HUADE or its designated party under this Agreement, or with such possibilities, and those possibly affecting the said rights.

3.	Other aspects of cooperation
3.1	Required permits and approvals

China Youth Technology guarantees that, it will urge and guarantees the Center to keep the legality and validity of the Network Audio-Visual License, and uninterruptedly, exclusively authorize China Youth Technology to operate the China Youth networks and transmit audio-visual programs over the networks within the term any extension thereof, and have an exclusive cooperation thereupon.

China Youth Technology ensures the legality and validity of the ICP Certificate and other licenses, approvals and consents necessary to establish, operate, maintain and expand the China Youth networks within the term any extension thereof.

China Youth Technology guarantees that it will urge and guarantees the Center to successfully obtain the licenses necessary to operate the China Youth networks from time to time, including but not limited to rights to transmit audio-visual programs over the mobile edition of the China Youth networks if China Youth Technology and XINTAI HUADE agree to expand the scope of the Network Audio-Visual License; further expansion of scope of the ICP Certificate for China Youth Technology to provide information services over the mobile edition of the China Youth networks.

China Youth Technology guarantees that, within 7 days after the effective date, it will (a) obtain a written confirmation letter from the Center indicating its consent and support to the proposed cooperation, and provide a duplicate of the letter to XINTAI HUADE; and (b) obtain a written confirmation letter from the WorldCom Technology (Beijing) Co., Ltd. (another shareholder of China Youth Advertising) indicating its consent to authorize relevant rights to operate advertisements and activities under this Agreement to XINTAI HUADE and its designed party and the waiver of such rights by China Youth Advertising, and provide a duplicate of the letter to XINTAI HUADE.

China Youth Technology further guarantees that, it will be responsible for the application of proposed businesses or other business proposed to be developed and operated by China Youth Technology in this Agreement, and try its best to obtain all other needed approvals, licenses, permissions and registrations from the government organs or authorities of the People’s Republic of China.

4.	Consideration

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4.1	The Parties agree and acknowledge that XINTAI HUADE shall make the following payment to China Youth Advertising or its designated party, and such payment constitutes a consideration of all rights and interests under this Agreement obtained by XINTAI HUADE:
(a)	Within three years calculating from the signing date of this Agreement to the third anniversary date (the first service period is calculated from the signing date of this Agreement to the first anniversary date, and other two years are calculated by analogy), (i) at the first or seventh month of each service period, XINTAI HUADE shall directly or indirectly pay RMB250,000 or foreign exchange of equal value to China Youth Technology (i.e. RMB500,000 or foreign exchange of equal value for each service period in total); and (ii) within 30 working days ended after a service period, XINTAI HUADE directly or indirectly pay 15% of its net income from the China Youth network advertisements to China Youth Technology. To avoid doubts, the net income in this article refers to the amounts of total income deducting the business tax.

(b)	During the periods calculating from the fourth to the twentieth service period, (i) at the first, fourth, seventh and tenth month of each service period, XINTAI HUADE shall directly or indirectly pay RMB250, 000 or foreign exchange of equal value to China Youth Technology (i.e. RMB1 million or foreign exchange of equal value for each service period in total); and within 30 working days ended after a service period, XINTAI HUADE directly or indirectly pay the amounts after (x) minus (y) or foreign exchange of equal value: (x): 20% of its net income from the China Youth network advertisements to China Youth Technology; (y): RMB 1 million ((ii) apply in case of (x)>(y)).

If XINTAI HUADE fails to make payment within the said period due to its defaulting act, XINTAI HUADE shall pay the overdue fine at an interest rate of 0.1% each day for the delayed payment.
4.2	In order to determine this Agreement amounts of said income between XINTAI HUADE and the China Technology, XINTAI HUADE shall disclose to China Youth Technology all agreements related to operate China Youth networks advertisements and activities, and China Youth Technology is entitled to review the agreements and finish this review within 15 working days after each service period, and XINTAI HUADE shall provide assistance.

5.	Term and termination
5.1	Term
This Agreement becomes effective from, and keeps valid within 20 years after the effective date (“Term”), unless terminated according to Article 5.2.
XINTAI HUADE may renew this Agreement in a form of sending written notice at least 60 days before the expiry date for extension of ten years, i.e. the term is extended for ten years.

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5.2	Termination

5.2.1	Both China Youth Technology (one Party) and XINTAI HUADE (the other party) may terminate this Agreement under the following circumstances:
(a)	If the other party materially defaults on this Agreement, and such defaulting act is beyond remedy;

(b)	If the other party materially defaults on this Agreement, the party fails to make remedy within 30 days after receiving the written notices from the non-defaulting party although such defaulting act may be remedied,

(c)	If the other party is closed down or becomes bankrupt.

6.	Further warranties
China Youth Technology and China Youth Advertising (as one party) and XINTAI HUADE (as the other party) hereby agree they shall take further actions and sign any further document or file at their own expenses as reasonably required so as to make the proposed transactions and provisions under this Agreement and any other agreements referred in this Agreement come into force. In particular, on the basis of compliance with the said regulations, the Parties agree to amend this Agreement as necessary so as to comply with the applicable laws (including but not limited to the Chinese laws).

7.	Representations and warranties
7.1	Representation and warranties by each party

Each Party represents and warrants to the other parties that:
(a)	It is established and validly existing pursuant to the governing laws where it is registered or established, and has a completely legal status and full power to sign and implement this Agreement and any other agreement related to the proposed cooperation in this Agreement, and of which it is one party.

(b)	Such acts as execution, delivery and performance of this Agreement and any other agreement related to the proposed cooperation in this Agreement, and of which it is one party have been properly authorized if necessary as required. It has properly signed and delivered this Agreement and each other agreement related to the proposed cooperation in this Agreement on their signing and delivery day. Such agreements have constituted, or will, effective and bounded obligations, and their provisions may be implemented.

(c)	Such acts as execution, delivery and performance of this Agreement and any other agreement related to the proposed cooperation in this Agreement, and of which it is one party shall not:
(i)	Need to obtain or cope with any authorization, consents, archiving, registration or notification from or at any government organ of the People’s Republic of China; or

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(ii)	Breach any agreement, obligation or order, of which it is one party or to be governed
7.2	Further representation and warranties by China Youth Technology and China Youth Advertising

China Youth Technology and China Youth Advertising hereby make further representation and warranties within the term and any extension thereof:
(a)	They are, and always, entitled to authorize all rights under this Agreement to XINTAI HUADE. Such rights have no secured interest, claims and rights of any third party; and

(b)	With respect to the authorization to XINTAI HUADE under this Agreement, relevant rights have been authorized, permitted and licensed from all third Parties as required.

8.	Defaulting liability and indemnification
8.1	If China Youth Technology or XINTAI HUADE terminates this Agreement ahead of time according to Article 5.2.1 of this Agreement, the defaulting party needs to compensate for losses of the non-defaulting party.

8.2	A party (individually as “Indemnifying Party”) shall be responsible for indemnifying other Parties, affiliates of other Parties, and their directors, staffs and employees (collectively as “Indemnified Parties”, individually as “Indemnified Party”) and prevent them from damages and losses of total costs, expenses, debts, claims and legal procedures arising from, or specific to (suffered by) any Indemnified Party and related to the following matters (unless such damages and losses are caused by a gross negligence or intentional act of the Indemnified Party):
(a)	Exercise of rights granted to China Youth Technology or XINTAI HUADE in this Agreement; and

(b)	The defaulting acts of the Indemnifying Party on any provisions of this Agreement, or the Indemnifying Party’s (or any staff, employee, agent or any other person related to all authorized rights under this Agreement due to any reason) act, omission, fault or negligence of any kind.

9.	Confidentiality
9.1	The Parties agree that, with respect to all information, materials and documents marked as confidential by other Parties and obtained due to execution and implementation of this Agreement, or related to this Agreement, the receiving party shall keep them confidential, and shall not disclose them to any third party without consents of the other relevant Parties.

9.2	The Parties agree that, any party shall not use any information, material or documents obtained by other Parties pursuant to this Agreement, for any other unnecessary purpose,

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or beyond this Agreement, or unfavorable for the proposed cooperation of this Agreement, and also shall not directly or indirectly provide them to any other third party for use.

9.3	The provisions of Articles 9.1 and 9.2 above shall not apply to the following disclosure: (a) disclosure to their consultants, agents, shareholders, directors or managers; (b) disclosure to financial institutes and banks in order to obtain the consents or financing of the transaction under this Agreement; (c) compulsory disclosure by the judicial or administrative procedure, or to other requirements in accordance with laws (in this circumstance, the disclosing party shall immediately notify other Parties in writing); and (d) disclosure to a party (or its affiliates), governments, regulatory organs, stock exchanges or institutions governing the transaction under this Agreement.

10.	Governing law and dispute resolution
10.1	Governing Law

The formation, validity, interpretation and performance of and resolution of disputes in connection within this Agreement shall be governed by and interpreted in accordance with Chinese laws.

10.2	Dispute resolution

Any issue and dispute arising from or related to this Agreement, including but not limited to any issue related to the existence and effectiveness (including the effectiveness and scope of this arbitration clause) or termination of this Agreement (collectively “disputes”, individually “dispute”), may be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration as required by any party, if a party informs the other Parties in writing of the failure to resolve disputes through friendly negotiation within 60 days after occurrence of all disputes. The Parties hereby agree that, any and all disputes shall be finally submitted to the CIETAC in Beijing, China for arbitration and apply the arbitration rules in effect. If any provision of this Agreement fails to be implemented due to any reason, it shall be implemented to the most extent to realize its intention, while other provisions of this Agreement shall remain fully valid and effective. The arbitration commission shall be composed of three arbitrators, who are appointed in accordance with the arbitration rules of the CIETAC. The arbitration place is in Beijing, China, in Chinese (including the arbitral award and its supporting language). The arbitral award is final and bound by relevant Parties. The Parties shall continuously implement this Agreement in addition to the arbitration during its process.

11.	Miscellaneous
11.1	Entire agreement

This Agreement constitutes the entire understanding among the Parties with respect to the subject matter hereof and replaces and substitutes all previous warranties, understandings, contracts or other undertakings, whether oral or written, and agreements among China

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Youth Technology, China Youth Advertising, Chung Cheng Co., Ltd. and/or XINTAI HUADE.

11.2	Amendments

No amendment to this Agreement may be made except by a written instrument executed by the duly authorized representatives of the Parties.

11.3	Severability

Should any provision of this Agreement be held illegal or unenforceable under the laws of any jurisdiction, such provision shall be invalid to the extent of such illegality or unenforceability within this jurisdiction, and to the maximum extent permitted by law, shall not affect its legality and enforceability within any other jurisdiction.

11.4	No waiver

Except as waived in writing, if other Parties default on this Agreement, no performance of this Agreement by a party shall be deemed as a waiver of relevant rights of this Agreement. Failure of or delay in performance of relevant rights under this Agreement by a party shall not be deemed as a waiver of such rights.

11.5	Notices

All notices, requests, requirements and other communications required or permitted by this Agreement shall be made in Chinese in writing, and be served to the confirmed address by the certificated Express or registered letter (postage pre-paid, receipt required).

11.6	Succession and transfer

This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties. Unless otherwise expressly permitted herein, none of the Parties may assign or transfer any of its rights or interests hereunder without the prior written consent of the other Parties, and any attempted transfer without such written consent shall be deemed invalid.

11.7	Language

This Agreement is written in Chinese. All schedules and annexes hereto (if any) are made an integral part of this Agreement, and have the same effect as this Agreement.

11.8	Counterparts

This Agreement is executed in triplicate for each language, one copy for each Party hereto.
[Signature page below]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties below as of the date first above written.
China Youth Network Technology (Beijing) Co., Ltd.
By: _________
Name:
Title:
China Youth Network Advertising (Beijing) Co., Ltd.
By: _________
Name:
Title:
Beijing Xintai Huade Advertising Co., Ltd.
By: _________
Name:
Title:

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[English Translation Only]
Schedule D
XFM Tongji Agreement
Cooperation Agreement
THIS COOPERATION AGREEMENT (“this Agreement”) is entered into as of      , 2008 by and between:
(1)	Beijing Tongji Xinke Technology Development Co., Ltd., a limited company located at 1706, A1, Changyuan Tiandi, No.18, Suzhou Street, Haidian District, Beijing;(Hereinafter called as “Tongji”); and

(2)	Beijing Xintai Huade Advertising Co., Ltd., a limited company located at 2102, Fl 21, Building 1st, No. Jia-6, Jianguomenwai Street, Chaoyang District, Beijing(Hereinafter called as “XTHD”).
(The above parties are separately referred to as “one party” or collectively referred to as “the Parties”.)
WHEREAS,
(A)	Tongji is a limited company established and registered in accordance with the PRC laws with business license approved and issued by bureau of commerce and industry and expertise and experience in design, manufacture, agency and release of advertisings;

(B)	Tongji has been authorized the exclusive operation right of advertising on the campus service platform of graduate employment information (hereinafter called as “Electronic Display Platform”) by Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center;

(C)	Tongji, XTHD and Chung Cheng Co., Ltd had executed the confirmation agreement in August 2008;

(D)	Tongji and XTHD have intent to establish mutual cooperation and provide related cooperation hereon subject to the above platform and other business opportunities in relevant field.
NOW, THEREFORE, the Parties, after friendly negotiation and on the basis of equality and mutual benefit, hereby enter into this Agreement upon and subject to the following terms and conditions as set forth below:
1.	Definitions and interpretations

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1.1	Definitions

Unless otherwise defined or interpreted herein, the following terms in this Agreement shall have the following meanings:
“Affiliate” refers to, with respect to either party, any company or entity controlled by or under common control with such party.
“Control” or “controlled” (or any term related thereto) refers to any direct or indirect power to appoint the management of an entity (or enable such appointment) to act as a trustee, executor, agent or in any other capacity in passing any voting security, voucher contract, credit arrangement or commission. For the purpose of this definition, if an entity owns or holds over 50% of the voting equity interest in another entity, the former entity shall be regarded as controlling the latter entity.
“Effective date” refers to the date of executing this Agreement.
“Intellectual Property” means any patent, trade mark, service mark, design right (whether registerable or not), any application, copyright and other transferable intellectual properties (whether registerable or not) of the above, including but not limited to any format, impression, appearance and sensation.
“Electronic Display Platform” refers to college graduate employment information campus service platforms in more than 30 universities in Beijing and Hubei Province, which are designated by Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center and which are information communication and service platforms to provide recruitment, enterprise promotion, employment policy and service information to college graduates through information network and electronic display terminal, including two basic parts of electronic display screen and lamp housing frame seat (i.e. definition in 2.1.1, details in Annex 1 ). The above definitions apply in case of other provinces or municipalities directly under the Central Government.
“Advertising” means the direct or indirect introduction, marketing or forms to promoting relative commodity, service and brand released from the platform (for avoiding doubt, the advertising includes any information issued on the screen of the Electronic Display Platform, whose volume is 50% of the total volume released by Tongji, furthermore, any information related to Beijing and Hubei Province shall comply with the regulations of university cooperation agreement (i.e. definition in 2.1.1, details in Annex 1) and any cooperation agreement concluded by Tongji and other universities).
“Exclusive Advertising Operation Right” means the definition in Article 2.1.2.
“Entities” refers to any natural persons, legal persons, companies, associations, partnerships, organizations, businesses, firms, joint ventures, trusts, non-social organizations or any other entities or organizations and shall include any government agencies.
1.2	Interpretations

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Unless otherwise provided for, any reference to an “annex” or “schedule” is to an annex or schedule hereto. Any reference to an “article” or “clause” is to an article or clause of this Agreement.
The singular words in this Agreement include the plural ones if applicable, and vice versa.
The words with a specific gender shall include all other genders.
All headings contained herein are for reference only, and shall not be used to interpret this Agreement.
2.	Cooperation and Granting of Rights

2.1	Exclusive Operation Right of Advertising on Electronic Display Platform

2.1.1	Tongji and XTHD hereby agree to establish mutual cooperation to jointly develop, construct and operate Tongji management platform. Tongji has respectively executed the cooperation agreements (“College Cooperation Agreement”) on investment, manufacture, installation, operation and maintenance of Electronic Display Platform with Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center. Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center have granted Tongji exclusive ownership and operation rights of the Electronic Display Platform, rights to use this platform to release advertisings and relevant technical support and services.

2.1.2	Tongji agrees that from the execution date of this Agreement Tongji grants to XTHD the Exclusive Advertising Operation Rights of Electronic Display Platform under relevant college cooperation agreements, i.e. in the term of this Agreement, the releases of Electronic Display Platform advertises are solely operated by XTHD or its designated party, and Tongji guarantees that the relevant colleges, Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center will not release advertising platform same or similar to this Agreement on their discretion or through others.

2.1.3	During the effective period in this Agreement, subject to this Electronic Display Platform, Tongji may not release advertising business on its discretion or by any third party or grant advertising operation rights to any third party, and guarantee to operate the platform without the assistance of any third party. Except for definite regulations herein, XTHD is entitled to obtain all revenue from the advertising operation rights. During effective period herein, Tongji ensures itself or any other party not to charge any form of revenue for platform advertising from any parties (except for the revenue from any platform advertising before execution date of this Agreement), if any, the revenue shall attribute to XTHD or its designated party. Tongji shall designate the third party to pay or the third party to pay the expense or directly provide the economic benefits.

2.1.4	For the purpose that XTHD or its designated party engage in business pursuant to this

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Agreement, Tongji shall ensure the business benefits of XTHD and its designated party, and make best efforts to provide sufficient guaranty and cooperation for advertising space, page arrangement and release upon mutual benefits, including but not limited to:
(a)	To guarantee the suggestion right of form design, figuration of adv column, adv page arrangement, etc of platform advertising of XTHD or its designated party.

(b)	To ensure sufficient advertising space and release on the pages of XTHD or its designated party pursuant to the advertising form, effect and time provided by XTHD or its designated party under the policy.

(c)	To make XTHD obtain the written consent of Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center on related rights herein.
2.1.5	The Parties confirm that subject to Beijing and Hubei Province the cooperation scope of the Parties herein limits to the college cooperation agreement regulated in Article 2.2.1 and agreements with universities in Beijing and Hubei Province.

2.2	Platform Operation

2.2.1	Except for other liabilities regulated herein, Tongji shall ensure Electronic Display Platform in good operation situation and improvement of the quality of Electronic Display Platform from time to time with related expenses undertaken by CHUNG.

2.2.2	Tongji guarantees that any advertisings provided by CHUNG hereupon shall be released on schedule and without barrier.

2.3	Confirmation by Tongji of Right Granting

Tongji hereby agrees to the cooperation hereunder and all authorities of XTHD and/or its designated party, and waives rights on platform advertising that Tongji owns or possibly obtains from any other places, especially those rights conflicting or competing to all the rights granted to XTHD and/or its designated party and those rights which might impact on the execution of all the rights granted XTHD and/or its designated party under the agreement.

Within 10 working days upon execution of this Agreement, Tongji shall make XTHD obtain the written consent of Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center on related rights herein.
3.	Consideration

3.1	Subject to the rights and benefits obtained by XTHD herein, XTHD shall pay the following amounts to Tongji:
(a)	after the agreement comes into force, if Tongji executes new college cooperation agreements on any advertising of Electronic Display Platform or other platforms with other college graduate employment counseling centers besides Beijing and Hubei Province, Tongji shall give prior written notice to XTHD who shall act as

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one party to execute new college cooperation agreements and agreements for specific items, and XTHD is entitled to give written or oral notice to Tongji to accept or refuse to execute new college cooperation agreement and new college cooperation agreements and agreements for specific items (if Tongji has made best efforts but relevant college graduate employment counseling centers and universities are still willing to enter into the abovementioned relevant agreements with Tongji (not XTHD), Tongji shall definitely express specific articles of this Agreement to XTHD. If XTHD agrees in written the specific articles, Tongji shall execute with the abovementioned agencies and transfer all the rights and benefits from the agreement to XTHD after execution and guarantee the legality of the transference; if XTHD disagrees the specific articles herein, Tongji may not in its name or make any third party to execute relevant agreement with related college graduate employment counseling center and related universities. Under the condition of not lower than the conditions of Beijing or Hubei Province (i.e. at least 30 universities, 125 Electronic Display Platforms and not less than 10 years of exclusive operation period of Electronic Display Platform advertising) and XTHD has confirmed in written relevant contract terms, XTHD shall pay Tongji not less than RMB 5 million of resource-procurement expenses (2 million RMB upon execution of cooperation between Tongji and relevant college graduate employment counseling center and 3 million RMB upon execution of cooperation between Tongji and not less than 30 universities) .

(b)	the expenses on investment, manufacture and installation of Electronic Display Platform in above (a) shall be undertaken by XTHD . The manufacture and installation expenses of Electronic Display Platform are 19000 RMB per set, which shall be paid upon stage of installation. The expenses on investment, manufacture and installation of Electronic Display Platform in Beijing and Hubei Province shall be borne by Tongji.

(c)	Under the conditions as follows, XTHD shall pay 10% of advertising revenue from the Electronic Display Platform advertisings herein to Tongji through independent account before the second month of next contract year:
(i)	Tongji can promote the operation support from relevant department and unit to XTHD;

(ii)	Tongji can guarantee that the application of Electronic Display Platform license and business operation of XTHD is free from any interference of education committee in possible provinces and/or universities who might execute college cooperation agreements.
3.2	To determine the amount of advertising revenue in Article 3.1(d), XTHD shall disclose to Tongji the information on the relevant operation platform advertising and activities concluded by Tongji with entities in other provinces and municipalities directly under the Central Government (except for Beijing and Hubei Province) , Tongji is entitled to review the abovementioned agreement in 15 working days after each contract year with the cooperation of XTHD.

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3.3	After the conclusion of this Agreement, Tongji shall invest and manufacture at least 125 electronic display screens and lamping frame seats designated by Beijing College Employment Counseling Center and at least 125 electronic display screens and lamping frame seats for not less than 30 universities designated by Beijing College Employment Counseling Center, which shall be completed into operation before December 31 2008.

3.4	Tongji is liable to grant the operation right of advertising and activities of all electronic display and lamping frame seats in all universities to XTHD, which has been obtained or will be obtained by Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center.

3.5	Tongji is liable to grant the operation right of advertising and activities of all electronic display and lamping frame seats in all universities to XTHD, which come from all the agreements concluded by Tongji and the employment counseling centers beside Beijing and Hubei Province.

3.6	Pursuant to the agreement between Tongji and Hubei College Employment Counseling and Service Center (as Annex 1) , Tongji shall pay the following amounts (Details in Annex 1) to Hubei College Employment Counseling and Service Center : (1) 10000 RMB upon conclusion with each universities in Hubei Province; (2) information review expenses in each year. Tongji confirms that it has paid no amount except for (1) RMB upon conclusion with university; (2) information review expenses in each year. The Parties confirm that subject to the above (1) and (2) XTHD shall undertake the residual unpaid amount except for the amount paid by Tongji.

3.7	Pursuant to the agreement between Tongji and Beijing College Employment Counseling Center (as Annex 1), Tongji shall pay the following amounts (Details in Annex 1) to Beijing College Employment Counseling Center: (1) 12000 RMB of coordination management expense upon conclusion with each universities in Beijing; (2) information review expenses in each year. Tongji confirms that it has paid no amount except for (1) RMB upon conclusion with university; (2) information review expenses in each year. The Parties confirm that subject to the above (1) and (2) XTHD shall undertake the residual unpaid amount except for the amount paid by Tongji.

3.8	The Parties confirm that the Parties and their designated party shall be liable for any breach of relevant laws and regulations in normal operation except that the liability of breach shall be borne by the other party upon regulations herein.
4.	Representations and Warranties

4.1	Representations and warranties by each party

Each party represents and warrants to the other party that :
(a)	It is duly registered and validly existing under applicable laws of the place of registration, it has the legal standing and power to sign and perform this Agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this Agreement.

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(b)	Its execution, delivery and performance of the agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this Agreement are duly authorized. The agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this Agreement have been duly executed and delivered by it on the execution and delivery dates of such agreements and are legally binding and can be enforced pursuant to the terms therein.

(c)	Its execution, delivery and performance of this Agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this Agreement will not :
(i)	Require the obtaining of any authorization, consent, filing, registration or notice of any Chinese government agencies, or request any authorization, consent, filing, registration or notice to be gone through at any Chinese government agencies; or

(ii)	Give rise to the breach of any agreements, obligations or orders to which it is a party.
4.2	Representations and warranties by Tongji

Tongji hereby represents and warrants to XTHD that in the term any extension thereof:
(a)	Tongji is entitled to authorize to XTHD all the rights hereunder without any security interest, claim and liability of any third party;

(b)	for the grant of rights hereunder to XTHD, Tongji has obtained all the required authorities, permission and consent including but not limited to the consent of the other party to all college cooperation agreements;

(c)	Tongji shall maintain the legality and validity of any other permission, approval and consent necessary for establishment, operation and maintenance of the platform in the term and any renewal term of this Agreement; and

(d)	Tongji is responsible for the application and registration of the business herein and relevant necessary approval and recognition.

(e)	The annex lists current and complete agreements between Tongji and Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center and all the universities. In case of any amendment, supplement, revision, termination of this Agreement, Tongji is required to obtain prior written consent of XTHD.
4.3	Further Warranties
(a)	The Parties hereby agree that each party will at the request of the other party take any further action at its own expense and sign any further document to give effect to the transactions proposed under this Agreement and all the agreements mentioned hereunder and to the provisions of such agreements. Especially, on the

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basis of observing the foregoing provisions, the Parties agree to revise this Agreement under necessary conditions so that it meets the requirements of applicable laws (including but not limited to applicable Chinese laws);

(b)	Tongji agrees to invest and manufacture at least 125 electronic display screens and lamping frame seats designated by Beijing College Employment Counseling Center and at least 125 electronic display screens and lamping frame seats for not less than 30 universities designated by Beijing College Employment Counseling Center after the conclusion of this Agreement, all of which shall be completed into operation before December 31 2008.

(c)	Tongji hereby agrees to grant the operation right of advertising and activities of all electronic display and lamping frame seats in all universities to XTHD or its designated party, which has been obtained or will be obtained by Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center.

(d)	Tongji further agrees to grant the exclusive operation right of advertising and activities of all electronic display and lamping frame seats in all universities to XTHD or its designated party, which come from all the agreements concluded by Tongji and the employment counseling centers beside Beijing and Hubei Province (as practical as possible XTHD as one party executes relevant agreement directly with related college employment counseling and service centers; in case of failure, please refer to Article 3.1(a)) .
5.	Term and Termination

5.1	Term
This Agreement will take effect on and from the effective date and, unless otherwise terminated as per the provisions of Article 5.2 herein, will maintain complete effectiveness within five (5) years after the effective date (“Term”).
5.2	Termination

5.2.1	Under the following condition, Tongji, XTHD and/or other designated party as the relative party may terminate this Agreement:
(a)	If the other party constitutes any material breach of this Agreement and this breach cannot be remedied ;

(b)	If the other party constitutes any material breach of this Agreement and such a breach, though remediable, but the breaching party fails to remedy the breach within thirty (30) days after receipt of the written notice from the non-breaching party; and

(c)	If the other party closes down or goes bankrupt .

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6.	Defaulting Liabilities and Indemnification

6.1	If Tongji or XTHD terminates this Agreement in prior pursuant to Article 5.2.1, the terminating party shall compensate any loss of the other party.

6.2	One party (each party is separately called “the indemnifying party”) shall be responsible for fully indemnifying the other party and its affiliates as well as the directors, staff and employees of the other party and its affiliates (collectively called “the indemnified parties”, but separately called “the indemnified party”) so as to hold such indemnified parties harmless against all the costs, expenses, losses, damages, debts, requests and legal proceedings which may be caused by the following issues or may be claimed against any of such indemnified parties (or which may be sustained by any of such indemnified parties) and which may be related to any of the following issues and hold such indemnified parties harmless against any losses (unless any of such costs, expenses, losses, damages, debts, requests and legal proceedings claimed against or sustained by any of such indemnified parties was caused by any material negligence or intention on the part of such an indemnified party):
(a)	The execution of all rights authorized to Tongji or XTHD herein; and

(b)	Any breach of compensating party to any article of this Agreement, or any nature of action, inaction, nonfeasance or negligence of compensating party (or any of its employee or agent or other personnel related to all the rights authorized hereunder for any reason).
7.	Confidentiality

7.1	The Parties agree that all the information, material or document obtained for the execution and performance of this Agreement or related to this Agreement and marked as confidentiality shall be kept confidential and may not be disclosed to any third party without the consent of the other party.

7.2	The Parties agree that any party may not use any information, material or document obtained from this Agreement for any purpose not for this Agreement or unnecessary or no in favor of the cooperation herein, and may not provide to any third party directly or indirectly.

7.3	None of the provisions of the above 7.1 and 7.2 applies to any of the following disclosures made by any party: (a) to its consultants, agents, shareholders, directors or managerial staff; and (b) to financial institutions and banks for obtaining their consent or financing for the transactions under this Agreement; and (c) at any mandatory request during any judicial or administrative procedure or in compliance with any other legal requirement (under this condition, the disclosing party shall immediately give the other party a written notice); and (d) at the request of the other party (or any of its affiliates) or

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any government agency or regulatory body or stock exchange or institution which has jurisdiction over the transactions under this Agreement.

8.	Governing Law and Dispute Resolution

8.1	Governing Law

The conclusion, validity, interpretation, performance and dispute resolution of this Agreement shall be governed and interpreted pursuant to the laws of China (including conflict rules).

8.2	Dispute Resolution

Any dispute related to or resulting from this Agreement, including but not limited to relevant existence, validity (including validity and scope of arbitration terms herein) or termination (hereinafter collectively called as “disputes” or respectively as “dispute”), in case that the dispute fails to be solved upon amicable negotiation in 60 days after one party gives notice of the dispute to the other party, the dispute may be submitted upon application of any party to China International Economic and Trade Arbitration Committee (“Arbitration Center”) for arbitration. The Parties hereby agree that any and all dispute shall be submitted and finally solved by Arbitration Center upon current arbitration rules in Beijing. If any article fails to execute for any reason, the article shall be executed to the fullest extent so as to realize the intent of the article concluded by the Parties, however, other articles herein shall continue to maintain full validity and effect. The place of arbitration is Beijing, China. The languages of arbitration (including language of award and support documents) shall be Chinese and English. The arbitration award shall be final and binding on relevant parties. During arbitration the Parties shall continue to perform this Agreement except for arbitration items.
9.	Miscellaneous

9.1	Entire Agreement

This Agreement constitutes all the understanding between the Parties with respect to the subject hereof hereof, and supersedes any and all previous warranties, understandings, contracts or other oral or written promises to the subject of this Agreement by Tongji, XTHD and/or Chung Cheng Co., Ltd.

9.2	Amendments

No amendment to this Agreement may be made except by a written instrument executed by the duly authorized representatives of both parties.

9.3	Severability

Should any provision of this Agreement be held illegal or unenforceable under the laws of any jurisdiction, such provision shall be invalid to the extent of such illegality or

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unenforceability within this jurisdiction, and to the maximum extent permitted by law, shall not affect its legality and enforceability within any other jurisdiction.

9.4	No waiver

Unless a written waiver is given, if one party fails to exercise any right under any provision of this Agreement when the other party breaches this Agreement, it shall not be regarded as a waiver of exercising the right under the corresponding or any other provision of this Agreement in future. If any party fails or delays to exercise any of its rights under this Agreement, it shall not be regarded as a waiver of such a right..

9.5	Notices

Any and all notice, demand, request and other communications requested or permitted by this Agreement shall be in written and delivered to the confirmed address by certified personal delivery or registered mail (postage prepaid with return receipt).

9.6	Succession and Transfer

This Agreement shall be effective and binding on successor and permitted transferee of each party. Except for express permission herein, any party is not entitled to transfer any right or interest hereunder without written consent of the other party and any transfer without the written consent shall be invalid.

9.7	Language

This Agreement is made in Chinese. All the schedules and attachments (if any) of this Agreement constitute an integral part of this Agreement and have the same legal force as the main text of this Agreement.

.

9.8	Counterparts
This Agreement has two counterparts in each language, one counterpart for each party.
[Signature page below]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties below as of the date first above written.

Beijing Tongji Xinke Technology Development Co., Ltd.
By:

Name:

Title:

Beijing Xintai Huade Advertising Co., Ltd
By:

Name:

Title:

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Annex 1
Contracts between Tongji and Beijing College Employment Counseling Center and Hubei College Employment Counseling and Service Center

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Annex 2
List of present universities executing agreements with Tongji subject to the project in this Agreement and specific contracts
1.	Universities:

[•]

2.	Specific Contracts

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[English Translation Only]
Schedule E
XFM Tianren Agreement
Cooperation Agreement
THIS COOPERATION AGREEMENT (“this Agreement”) is made and entered into [MM] [DD] 2008 by and between:
(1)	Beijing Tian Ren Qing An Media Technology Co., Ltd, a limited liability company, whose address is at A197, F/6 of Beijing Jinyuan Times Shopping Center, No.1 of Yuanda Road, Haidian District, Beijing (hereinafter referred to as “Tian Ren Qing An”), and

(2)	Beijing Xintai Huade Advertising Co.,Ltd., a limited liability company, whose address is at Room 2102, F/21, Building#1, No.6A of Jianguomen Waidajie Street, Chaoyang District, Beijing (hereinafter referred to as “Xin Tai Hua De”).
(The above parties are individually referred to as a “Party” or collectively referred to as the “Parties”.)
WHEREAS,
(A)	Tian Ren Qing An is limited liability company registered and established under the law of the People’s Republic of China, has obtained the business license approved and issued by the local administration for industry and commerce, and has the professional ability and experience required for engaging in advertisement design, making, agency and launching;

(B)	Tian Ren Qing An has obtained the exclusive general agent right for advertising the magazine titled Information and Family (subtitled Loftiness, hereinafter referred to as “the Magazine”) published by the Posts & Telecommunications Press (“the Press”);

(C)	Tian Ren Qing An, Xin Tai Hua De and Chung Cheng Co., Ltd have executed the Confirmation Agreement on August , 2008;

(D)	Tian Ren Qing An and Xin Tai Hua De intend to cooperate in pursuing the business opportunities provided by the above-mentioned Magazine and related fields, and to fully support such cooperation.
NOW, THEREFORE, the Parties, after friendly negotiation and on the basis of equality and mutual benefit, hereby enter into this Agreement upon and subject to the following terms and conditions as set forth below:
1.	Definitions and interpretations

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1.1	Definitions
Unless otherwise defined or interpreted herein, the following terms in this Agreement shall have the following meanings:
“Affiliate” refers to, with respect to either party, any company or entity controlled by or under common control with such party.
“Control” or “controlled” (or any term related thereto) refers to any direct or indirect power to appoint the management of an entity (or enable such appointment) to act as a trustee, executor, agent or in any other capacity in passing any voting security, voucher contract, credit arrangement or commission. For the purpose of this definition, if an entity owns or holds over 50% of the voting equity interest in another entity, the former entity shall be regarded as controlling the latter entity.
“Effective date” refers to the signing date of this Agreement.
“Intellectual property” refers to any nation’s patents, trademarks, service logos, trade names, design rights (whether registered or not) as well as any applications, copyrights and other transferrable intellectual properties (whether registered or not) for any of the above, including but not limited to the format, page, appearance and feel of any content.
“Magazine” refers to the direct-mail magazine titled Information and Family (subtitled Loftiness) published by the Posts & Telecommunications Press under Publication No. ISSN 1671-4520 and targeted at high-end (diamond card, gold card and silver card) customers of Beijing Mobile.
“Advertisements” refers to any forms (whether or not called advertisements) published on the Magazine for directly or indirectly introducing, promoting or marketing related commodities, services and brands.
“Activities” refers to any activities carried out using the Magazine. The forms include but are not limited to leaflets, rankings, salons, lectures, forums, exhibitions, advertising and publicizing and large-scale theme activities.
“Exclusive advertisement operating right” refers to the definition given in Paragraph 2.1.2 herein.
“Entities” refers to any natural persons, legal persons, companies, associations, partnerships, organizations, businesses, firms, joint ventures, trusts, non-social organizations or any other entities or organizations and shall include any government agencies.
“Contract Year”: for the purpose of this Agreement, the first Contract Year refers to the period from the date of executing this Agreement to the anniversary date. Any subsequent Contract Year will be determined in the same way.
1.2	Interpretations
Unless otherwise provided for, any reference to an “annex” or “schedule” is to an annex or schedule hereto. Any reference to an “article” or “clause” is to an article or clause of this Agreement.

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The singular words in this Agreement include the plural ones if applicable, and vice versa.
The words with a specific gender shall include all other genders.
All headings contained herein are for reference only, and shall not be used to interpret this Agreement.
2.	Cooperation and granting of rights

2.1	Exclusive right for providing advertisement services for the Magazine
2.1.1	It is hereby agreed by Tian Ren Qing An and Xin Tai Hua De to cooperate in developing and operating the Magazine managed by Tian Ren Qing An in accordance with this Agreement. It is confirmed by Tian Ren Qing An that the Posts & Telecommunications Press has already granted to Tian Ren Qing An the exclusive advertisement operating right for Magazine and the right to use Magazine to publish advertisement-like information and advertisements and to provide technical support and relevant services for publishing information on the Magazine. Tian Ren Qing An has already provided the certificate of authorization issued by the Posts & Telecommunications Press or another party designated thereby (for details, please see Attachment 1).

2.1.2	It is agreed by Tian Ren Qing An that, according to this Agreement, the exclusive advertisement operating right for the Magazine will, from the date of executing this Agreement, be granted to Xin Tai Hua De or another party designated thereby, i.e. within the term of this Agreement, only Xin Tai Hua De or the party designated thereby has the right to publish in the Magazine or use the Magazine to independently organize or publish advertisements.

2.1.3	Within the term of this Agreement, Tian Ren Qing An shall not act as an agent for the advertisements of the Magazine or grant any third party the agency for operating the advertisements of the Magazine, and Tian Ren Qing An warrants that no third party shall be allowed to publish any advertisements of any form in the Magazine. Unless otherwise expressly specified in this Agreement, Xin Tai Hua De is entitled to all the income generated from operating such advertisements. Within the term of this Agreement, Tian Ren Qing An ensures that neither it nor any third party is entitled to charge any party in any form for any advertisements in the Magazine (except where such a charge was generated from any advertisement which occurred and was completed by the date of executing this Agreement). If there is any such charge, it shall belong to Xin Tai Hua De or another party designated thereby and Tian Ren Qing An shall directly pay or designate such a third party to directly pay to Xin Tai Hua De or another party designated thereby such charge or provide such economic benefits.

2.1.4	In order for Xin Tai Hua De or another party designated thereby to operate in accordance with this Agreement, Tian Ren Qing An shall guarantee the commercial interests of Xin Tai Hua De and the party designated thereby and shall abide by the win-win principle in doing its best effort to provide sufficient guarantee and cooperation in advertisement

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space, advertisement page arrangement, advertisement launching and activities, including but not limited to:
(a)	Guaranteeing that Xin Tai Hua De or another party designated thereby has the right for providing suggestions for the advertisement form design, advertisement column setup, advertisement page arrangement, etc of the Magazine;

(b)	Guaranteeing the arrangement of sufficient advertisement space, and where policy permits, launching advertisements in the page/pages determined by Xin Tai Hua De or another party designated thereby in accordance with the advertisement forms, effects and times as provided by Xin Tai Hua De or another party designated thereby.

(c)	Within five working days after executing this Agreement, issuing to Xin Tai Hua De or another party designated thereby the authorization certificate evidencing the exclusive advertisement and activity operating right and, within the following 30 working days, indicating in the Magazine the relevant information on the exclusive advertisement agent, including company name, address, telephone number, etc.
2.2	Magazine operation

2.2.1	In addition to other responsibilities as specified herein, Tian Ren Qing An shall enable the Press to guarantee that the Magazine is always in a good operating status and shall enable the Press to improve the quality of the Magazine from time to time, including but not limited to:
(a)	Within the first 5 working days after executing this Agreement, Tian Ren Qing An shall have the obligation to enable the Press to issue the certificate in the form as shown in Attachment 2 to evidence that Xin Tai Hua De has the exclusive advertisement and activity operating right for Magazine, and shall guarantee the legal and smooth operation of the Magazine;

(c)	Determining that the current Magazine uses A4 format and allocates 96 pages for the main text, that the 105g coated paper shall be full-color printed, and that covers shall use full-color printed 200g coated paper, UV;

(d)	Ensuring the print quality of the Magazine within the term of this Agreement. If the format and/or paper will be significantly adjusted, a written notice shall be given to Xin Tai Hua De or another party designated thereby at least one month in advance, and negotiation shall be conducted with Xin Tai Hua De or another party designated thereby. If such an adjustment will certainly have an impact on the advertisement operation and/or production by Xin Tai Hua De or another party designated thereby, the Parties shall revise the corresponding clause or clauses herein according to the actual situation;

(e)	Guaranteeing that, within the term of this Agreement, the Magazine is a direct-mail magazine targeted at high-end (diamond card and part of gold card) customers of Beijing Mobile and smoothly completing the content preparation, printing, launching, distribution and other relevant work of the Magazine; and

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(f)	Guaranteeing that the circulation of the Magazine shall not be less than 60,000 copies per issue, and providing the carbon copy of the relevant printing invoice or printing contract for the Magazine to prove the number of printed copies of the Magazine.
2.2.2	Provided that the Press retains the final examination right for the Magazine, that compliance with the positioning and quality requirements of the Magazine is ensured, and that compliance with the regulations by the General Administration of Press and Publication of the People’s Republic of China is ensured, Xin Tai Hua De or another party designated thereby may negotiate with Tian Ren Qing An on join the Press in improving the positioning and content of the Magazine and may provide part of the content.

2.2.3	Except the pages (covers and the inside front cover) designated by Beijing Mobile, Tian Ren Qing An shall provide no less than 10 advertisement pages for each issue, and Xin Tai Hua De or another party designated thereby shall have the right to choose the positions of the corresponding advertisement pages for the advertisement positions in the Magazine and provide advertisement pictures by the agreed time.

2.2.4	Xin Tai Hua De is entitled to showing its name for the advertisements in the Magazine, and Tian Ren Qing An shall guarantee that the Press will, for each and every issue of the Magazine within the term of this Agreement, publish Xin Tai Hua De as the exclusive general advertisement agent for the Magazine.

2.3	Tian Ren Qing An’s confirmation of the right granting

Tian Ren Qing An hereby agrees to the cooperation hereunder and to all the rights granted hereunder to Xin Tai Hua De and/or another party designated thereby, and waives any rights which the Magazine owns or may have obtained from any other party relating to the advertisements in the Magazine, especially those rights which conflict with or compete against or may conflict with or compete against the right granted hereunder to Xin Tai Hua De and/or another party designated thereby, and those which may affect the right for exercising the rights granted hereunder to Xin Tai Hua De and/or another party designated thereby.
3.	Consideration

3.1	Subject to the fulfillment of the following conditions, for the second Contract Year and each of the subsequent Contract Years, Tian Ren Qing An will receive an annual incremental increase of 5% in advertisement agency fee on the basis of RMB3,500,000.00 Yuan. The advertisement agency fee will be paid by Xin Tai Hua De within the 1st month after the beginning of the subsequent Contract Year (for the first Contract Year, Xin Tai Hua De does not have to pay any fee):

The advertisement income of the Magazine for the current year is 10% or more than that of the previous year.

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3.2	If Xin Tai Hua De fails to make the payment within the above-mentioned period due to any reason on the part of Xin Tai Hua De, for each day of delay, Xin Tai Hua De shall pay a late fee equal to 0.03% of the outstanding part of the payment.
4.	Representations and warranties

4.1	Representations and warranties by each party

Each party represents and warrants to the other party that:
(a)	It is duly registered and validly existing under applicable laws of the place of registration, it has the legal standing and power to sign and perform this Agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this Agreement.

(b)	Its execution, delivery and performance of the agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this Agreement are duly authorized. The agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this Agreement have been duly executed and delivered by it on the execution and delivery dates of such agreements and are legally binding and can be enforced according to the terms therein.

(c)	Its execution, delivery and performance of this Agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this Agreement will not:
(i)	Request the obtaining of any authorization, consent, filing, registration or notice of any Chinese government agencies, or request any authorization, consent, filing, registration or notice to be gone through at any Chinese government agencies; or

(ii)	Give rise to the breach of any agreements, obligations or orders to which it is a party.
4.2	Representations and warranties of Tian Ren Qing An

Tian Ren Qing An further states and warrants to Xin Tai Hua De that, within the term of this Agreement any extension thereof:
(a)	The Magazine is a legal and official national publication and it owns the exclusive general advertisement and activity agency for the Magazine;

(b)	It has and always has the right to Xin Tai Hua De all the rights granted by it to Xin Tai Hua De under this Agreement, and none of such rights is subject to any third-party security interest, claim and burden;

(c)	For the rights grant to Xin Tai Hua De under this Agreement, it has acquired all the third-party authorizations, permits and consents required for Xin Tai Hua De

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to exercise their rights under this Agreement, including but not limited to the consent from the Press;

(d)	The Press will maintain the legality and effectiveness of any other permits, approvals and consents needed for establishing, operating and maintaining the Magazine within the term of this Agreement and any extension thereof;

(e)	It will be responsible for handling the applications for the business proposed under this Agreement or for other businesses proposed to be developed and operated by Tian Ren Qing An and will do its utmost effort to acquire all the other approvals, permits, consents and registrations required from all relevant Chinese government agencies or administrative agencies;

(f)	After each Contract Year ends, Tian Ren Qing An can guarantee that all the qualifications and conditions of the Magazine will not be lower than those of the previous year and that it fully perform its obligations under this Agreement;

(g)	Tian Ren Qing An guarantees that Xin Tai Hua De can obtain full support from the Press and Beijing Mobile; and

(h)	Guarantees that before Xin Tai Hua De pays the consideration for the second Contract Year the Press will issue the certificate in the form as shown in Attachment 2 to evidence that Xin Tai Hua De owns the exclusive right to operate the advertisements and activities of the Magazine.
4.3	Further warranties
(a)	It is hereby agreed by Tian Ren Qing An and Xin Tai Hua De that each party will at the request of the other party take any further action at its own expense and sign any further document to give effect to the transactions proposed under this Agreement and all the agreements mentioned hereunder and to the provisions of such agreements. Especially, on the basis of observing the foregoing provisions, the Parties agree to revise this Agreement under necessary conditions so that it meets the requirements of applicable laws (including but not limited to applicable Chinese laws);

(b)	When Xin Tai Hua De or another party designated thereby acts as the exclusive advertisement agent for the Magazine, it will legally operate and not engage in any action which may damage the brand image of the Magazine or the interests of Tian Ren Qing An;

(c)	Tian Ren Qing An warrants that the Press will publish Xin Tai Hua De and/or another party designated thereby as the general advertisement agent for the Magazine for each and every issue within the term of this Agreement;

(d)	Tian Ren Qing An warrants to cooperate with Xin Tai Hua De or another party designated thereby in formulating the agent development policy;

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(e)	Tian Ren Qing An warrants to meet the operational requirements of Xin Tai Hua De or another party designated thereby and adjust the prices once per year of the publications in accordance with the requirements of Xin Tai Hua De or another party designated thereby.
5.	Term and termination

5.1	Term
This Agreement will take effect on and from the effective date and, unless otherwise terminated as per the provisions of Article 5.2 herein, will maintain complete effectiveness within five (5) years after the effective date (“Term”).
5.2	Termination

5.2.1	Under any of the following conditions, either Tian Ren Qing An or Xin Tai Hua De and / or another party designated thereby may terminate this Agreement:
(a)	If the other party constitutes any material breach of this Agreement and this breach cannot be remedied;

(b)	If the other party constitutes any material breach of this Agreement and such a breach, though remediable, but the breaching party fails to remedy the breach within thirty (30) days after receipt of the written notice from the non-breaching party; and

(c)	If the other party closes down or goes bankrupt.
6.	Defaulting liabilities and indemnification

6.1	If Tian Ren Qing An or Xin Tai Hua De terminates this Agreement earlier in accordance with the provisions of 5.2.1 herein, the breaching party shall indemnify the non-breaching party against all losses.

6.2	One party (each party individually as “the indemnifying party”) shall be responsible for fully indemnifying the other party and its affiliates as well as the directors, staff and employees of the other party and its affiliates (collectively called “the indemnified parties”, but separately called “the indemnified party”) so as to hold such indemnified parties harmless against all the costs, expenses, losses, damages, debts, requests and legal proceedings which may be caused by the following issues or may be claimed against any of such indemnified parties (or which may be sustained by any of such indemnified parties) and which may be related to any of the following issues and hold such

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indemnified parties harmless against any losses (unless any of such costs, expenses, losses, damages, debts, requests and legal proceedings claimed against or sustained by any of such indemnified parties was caused by any material negligence or intention on the part of such an indemnified party):
(a)	Exercising any of the rights granted to Tian Ren Qing An or to Xin Tai Hua De under this Agreement; and

(b)	Any breach by the indemnifying party of any provision of this Agreement, or any action, inaction, negligence or fault of any nature committed by the indemnifying party (or any of its staff, employees or agents or any other persons which may be related to the rights granted under this Agreement for any reason whatsoever).
7.	Confidentiality

7.1	It is agreed by the Parties that the receiving party shall keep confidential all the information, data or documents acquired as a result of executing and performing this Agreement or related to this Agreement and identified by disclosing party as confidential, and without the consent by the disclosing party, the receiving party shall not disclose any of such confidential information to any third party.

7.2	It is agreed by the Parties that neither party shall use any of the information, data or documents obtained from the other party under this Agreement for any other purpose than that specified in this Agreement or for any other unnecessary purpose or for any purpose which does not facilitate the cooperation proposed under this Agreement, or directly or indirectly provide it for use by any third party.

7.3	None of the provisions of the above 7.1 and 7.2 applies to any of the following disclosures made by any party: (a) to its consultants, agents, shareholders, directors or managerial staff; and (b) to financial institutions and banks for obtaining their consent or financing for the transactions under this Agreement; and (c) at any mandatory request during any judicial or administrative procedure or in compliance with any other legal requirement (under this condition, the disclosing party shall immediately give the other party a written notice); and (d) at the request of the other party (or any of its affiliates) or any government agency or regulatory body or stock exchange or institution which has jurisdiction over the transactions under this Agreement.
8.	Governing law and settlement of disputes

8.1	Governing law

The formation, effectiveness, interpretation, performance of this Agreement and the settlement of any dispute hereunder shall be governed by and construed in accordance with the Chinese law.

8.2	Settlement of disputes

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Any dispute arising out of or in connection with this Agreement, including but not limited to any issues relating to the existence, effectiveness (including the effectiveness and scope of this arbitration clause) or termination of this Agreement (collectively called “disputes” and separately called “dispute”), if failing to be solved by the Parties through negotiation within sixty (60) days after one party notifies the other party in writing of the occurrence of such a dispute, may be submitted by either party to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. It is hereby agreed by the Parties that any and all disputes shall be submitted to and arbitrated by the arbitration center in accordance with the currently applicable arbitration rules of the arbitration center in Beijing, China. If any provision of this Agreement cannot be enforced for any reason whatsoever, the said provision shall be executed to the possible maximum degree so as to achieve the intent for which the Parties formulated this provision, while all other provisions of this Agreement shall maintain completely valid and effective. The arbitration court shall be formed of three (3) arbitrators who will be appointed in accordance with the arbitration rules of the arbitration center. The arbitration shall be conducted in Beijing, China. Both Chinese and English (including the language used in the arbitral award and the language used for supporting the arbitral award) shall be the languages equally applicable in the arbitration. The arbitral award shall be final and binding on the Parties. During arbitration proceedings, the Parties shall continue to perform this Agreement except for the matters in dispute.
9.	Miscellaneous

9.1	Entire agreement

This Agreement constitutes all the understandings between the Parties with respect to the subject matter hereof and replaces all the warranties, understandings, contracts or oral or written promises made by Tian Ren Qing An, Xin Tai Hua De and/or Chung Cheng Co., Ltd. regarding the subject matter under this Agreement.

9.2	Amendments

No amendment to this Agreement may be made except by a written instrument executed by the duly authorized representatives of the Parties.

9.3	Severability

Should any provision of this Agreement be held illegal or unenforceable under the laws of any jurisdiction, such provision shall be invalid to the extent of such illegality or unenforceability within this jurisdiction, and to the maximum extent permitted by law, shall not affect its legality and enforceability within any other jurisdiction.

9.4	No waiver

Unless a written waiver is given, if one party fails to exercise any right under any provision of this Agreement when the other party breaches this Agreement, it shall not be regarded as a waiver of exercising the right under the corresponding or any other

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provision of this Agreement in future. If any party fails or delays to exercise any of its rights under this Agreement, it shall not be regarded as a waiver of such a right.

9.5	Notices

All the notices, requests and other communications requested or permitted under this Agreement shall be made in Chinese and English and shall be delivered to the confirmed addresses via certified express delivery or registered mail (postage prepaid and return requested).

9.6	Succession and transfer

This Agreement shall be valid for and binding on the respective successor(s) and permitted transferee(s) of the Parties. Unless otherwise expressly permitted in this Agreement, without prior written consent from the other party, neither party shall have the right to transfer any of its rights under or interests in this Agreement. Without such prior written consent, no proposed transfer shall be valid or effective.

9.7	Language

This Agreement is made in Chinese. All the schedules and attachments (if any) of this Agreement constitute an integral part of this Agreement and have the same legal force as the main text of this Agreement.

9.8	Counterparts

This Agreement is executed in duplicate in each language, with each party hereto retaining one copy thereof.
[Signature page below]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties below as of the date first above written.

Beijing Tian Ren Qing An Media Technology Co., Ltd.
Signature:

Name:

Title:

Beijing Xintai Huade Advertising Co., Ltd. .
Signature:

Name:

Title:

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Attachment 1
Authorization Certificate Evidencing the Authorization Granted by the Press to Tian Ren Qing An

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Attachment 2
Authorization Certificate Form for the Press to Authorize Xin Tai Hua De
TO: Xintai Huade (Beijing) Advertisement Co., Ltd.
It is hereby confirmed by us that Xintai Huade (Beijing) Advertisement Co., Ltd. owns the exclusive advertisement agency for the magazine titled Information and Family (subtitled Loftiness) for a period of five years.
Posts & Telecommunications Press
Date: [MM] [DD] 2008

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[English Translation Only]
Schedule F
XFM Hezhong Agreement
Cooperation Agreement
     THIS COOPERATION AGREEMENT (“this Agreement”) is entered into as of      , 2008 by and between:
(1)	Beijing Uni-All Interaction International Media Technologies Co, Ltd, a limited liability company with its registered office at Room 710, No. 24, Lane A Jianwai Street, Chaoyang District, Beijing

(2)	Beijing Xintai Huade Advertising Co., Ltd,, limited liability company with its registered office at Room 2102, Floor 21, Building 1, No.6, Lane A Jianguomenwai Street, Chaoyang District, Beijing
(The above parties are separately referred to as a “Party” or collectively referred to as “the Parties”.)
WHEREAS
(A)	Uni-All Interaction, a limited liability company duly incorporated under the laws of the People’s Republic of China and has been issued a business license by the Administration for Industry and Commerce, provides media technology services and develops and operates news release platforms;

(B)	Uni-All Interaction has been operating UNI-ALL media (“Uni-All Media”) in a number of 4S car stores and signed with such stores UA Media Partnership Agreements, whereby Uni-All Interaction will provide to such 4S stores services including building information platforms and release information etc., and such 4S stores or its cooperating partners grant Uni-All Interaction exclusive right to release news and advertisings on UA Media LCD screen terminals (for the avoidance of doubt, the term “LCD screen terminals” or any similar expressions shall include upgrade platforms, whether such upgraded platforms take the form of LCD or not);

(C)	Uni-All Interaction, Beijing Xintai Huade Advertising and Chung Cheng Co., Ltd have signed a confirmation agreement on July , 2008;

(D)	Uni-All Interaction and Beijing Xintai Huade Advertising wish to cooperate with each other so as to exploit business opportunities in respect of UA Media and other related areas, and the parties fully support such cooperation.
NOW, THEREFORE, the Parties, after friendly negotiation and on the basis of equality and mutual benefit, hereby enter into this Agreement upon and subject to the following terms and conditions as set forth below:

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1.	Definitions and Explanations
Unless otherwise defined or interpreted herein, the following terms in this Agreement shall have the following meanings:
“Affiliate” refers to, with respect to either party, any company or entity controlled by or under common control with such party.
“Control” or “controlled” (or any term related thereto) refers to any direct or indirect power to appoint the management of an entity (or enable such appointment) to act as a trustee, executor, agent or in any other capacity in passing any voting security, voucher contract, credit arrangement or commission. For the purpose of this definition, if an entity owns or holds over 50% of the voting equity interest in another entity, the former entity shall be regarded as controlling the latter entity.
“Effective date” refers to the signing date of this Agreement.
“News” refers to, with the exception of journalistic news, content including but not limited to videos with and without sound, pictures and literatures etc.
“UA Media” refers to a central-wireless-control-network-broadcasting-system-based media that exercises remote control of LCD terminals and that can create for enterprises proprietary media capable of release corporate news and third party news with precision and efficiency.
“Advertising” refers to any means whereby any content is released on UA Media LCD screen terminal so as to introduce, promote or market, directly or indirectly, any commodities, services and brands (whether such means are referred to as advertising or not ).
“Advertising” refers to activities that are conducted via UA Media LCD screen terminals, including but not limited to flyers, contests, salons, seminars, forums, exhibitions, advertisings and large theme campaigns.
“Right to Operate Advertisings and Activities” refers to the definition as provide in Clause 2.1.2 herein.
“Entities” refers to any natural persons, legal persons, companies, associations, partnerships, organizations, businesses, firms, joint ventures, trusts, non-social organizations or any other entities or organizations and shall include any government agencies.
“Contract Year”, for the purpose of this agreement, the first contract year shall commence on the date the agreement is executed and shall expire on the day preceding anniversary of the execution date, the succeeding contract year shall be calculated likewise.
Interpretations
Unless otherwise provided for, any reference to an “annex” or “schedule” is to an annex or schedule hereto. Any reference to an “article” or “clause” is to an article or clause of this Agreement. The singular words in this Agreement include the plural ones if applicable, and vice versa.

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The words with a specific gender shall include all other genders.
All headings contained herein are for reference only, and shall not be used to interpret this Agreement.

2.	Cooperation and Granting of Rights
2.1	Exclusive Right to Operate Advertisings and Activities
2.1.1	Uni-All Interaction and Xintai Huade Advertising hereby agree to cooperate with each other and jointly develop and operate according to provisions herein the UA Media operated by Uni-All Interaction. Uni-All Interaction confirm the 4S car stores listed in Appendix I have granted Uni-All Interaction the exclusive right to operate UA Media, and the exclusive right to release news and advertisings on UA Media, and Uni-All Interaction shall be responsible for providing technical support and related services for UA Media news release functions. Uni-All Interaction has furnished the contracts it has signed with relevant 4S stores and the certificate of such 4S stores authorization (see Appendix II).

2.1.2	Uni-All Interaction confirm, as from the day this agreement is signed, it will grant to Xintai Huade Advertising all the exclusive operation rights granted to it under the contracts listed in the Appendix I hereto and the right to release news and advertisings on UA Media (including the exclusive advertising agency rights to operate at least 170 UA Media LCD screen terminals, i.e. during the term of the agreement, Xintai Huade Advertising will release news and advertisings and organize activities on UA Media on its own. )

2.1.3	Uni-All Interaction hereby further confirm, during the term of the agreement, when Uni-All Interaction is to sign any new Partnership Agreements (“Partnership Agreements”) with any 4S car stores in Beijing or other provinces, municipalities under direct jurisdiction of the central government or autonomous regions and set up or install any new UA Media LCD screen terminals, Uni-All Interaction shall give notice to Xintai Huade Advertising and shall obtain Xintai Huade Advertising’s written consent in advance prior to the execution of such Partnership Agreements. Upon the execution of such Partnership Agreements, Uni-All Interaction grants Xintai Huade Advertising exclusive and general advertising agency right as regards such UA Media LCD screen terminals under such Partnership Agreements.

2.1.4	During the term of the agreement, Uni-All Interaction shall not exercise or grant any third party to exercise agency right as regards news and advertisings on UA Media, and Uni-All Interaction guarantees that no third party may release any news or advertisings on UA Media. Unless expressly provided in this agreement, Xintai Huade Advertising is entitled to receive all the revenues of the advertisings and operations of UA Media. During the term of the agreement, Uni-All Interaction guarantees that it is not entitled to collect any types of payment from any party in respect of UA Media advertising, nor does any third party has any right to collect any types of payment from any party in respect of UA Media advertising (except when such payment is credited to UA Media advertising that have been made and completed prior to the execution date of the agreement ), should any such payment exists, such income shall belong to Xintai Huade Advertising and Uni-All Interaction shall pay by itself or designate the such third party to pay to Xintai Huade Advertising such costs or provide to Xintai Huade Advertising such economic interests.

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2.1.5	To enable Xintai Huade Advertising to conduct business operations pursuant to provisions herein, Uni-All Interaction shall safeguard Xintai Huade Advertising’s business interests, and shall, on the basis of mutual benefit, make its best efforts to accommodate and coordinate with Xintai Huade Advertising in terms of advertising spaces, advertising layout arrangement, advertising release and activities, including but not limited to:
(a)	Ensure that Xintai Huade Advertising has a decision-making right over UA Media advertisings’ design, advertising column arrangement, advertising layout etc.;

(b)	Reserve adequate advertising space for Xintai Huade Advertising, and release Xintai Huade Advertising’s advertisings in compliance with Xintai Huade Advertising’s requirements as regards design, effect, timing and location.

(c)	Uni-All Interaction furnish to Xintai Huade Advertising materials certifying its UA Media general advertising agency within 3 working days after the execution of the agreement, and specify in UA Media the general advertising agent’s name, address, telephone etc.
2.1.6	Uni-All Interaction hereby guarantees that any 4S car stores and any third parties such stores cooperate with shall authorize Xintai Huade Advertising to release all the news and advertising that are intended to be released via Uni-All Interaction release platform, and any third party other than Uni-All Interaction and 4S car stores shall sign with Xintai Huade Advertising a News Release Authorization Agreement when such third party wishes to conduct business activities via 4S car stores’ internal release platforms, and shall pay to Xintai Huade Advertising news release service fees, the rates of which are determined by Xintai Huade Advertising.
2.2	UA Media Operation
2.2.1	Besides the other responsibilities provided herein, Uni-All Interaction will ensure that UA Media will be maintained in good working conditions at all times, and Uni-All Interaction will upgrade UA Media’s performance from time to time, including but not limited to:
(a)	Ensure legitimate and smooth operation of UA Media; and

(b)	Assume responsibility and ensure all the news (including but not limited to its content) that are to be released via UA Media is in compliance with all applicable laws.
2.2.2	Xintai Huade Advertising may negotiate with Uni-All Interaction as regards UA Media’s positioning and upgrading of the contents thereon, Xintai Huade Advertising is entitled to provide advertising contents and make decisions on UA Media’s advertising design, advertising column arrangement and advertising layout etc., provided that Xintai Huade Advertising meets UA Media’s position and quality requirements and complies with PRC laws and regulations.
2.3	Uni-All Interaction’s confirmation of granted rights

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Uni-All Interaction hereby expresses its consent to the cooperation under the agreement and the rights granted to Xintai Huade Advertising hereunder, and waives any rights it possesses as regards UA Media, or any other rights it might have obtained from other parties in respect of UA Media, in particular rights that clash with, compete with or that might clash with, compete with the rights granted to Xintai Huade Advertising under this agreement, and such rights that might affect Xintai Huade Advertising’s exercising of the rights granted to it hereunder.

3.	Consideration
3.1	In the second contract year, Uni-All Interaction will receive an annual advertising agency fee equivalent to RMB 3,960,000; in the succeeding contract years, annual advertising agency fee receivable by Uni-All Interaction will increase on a 10% year-on-year basis, and Xintai Huade Advertising shall pay such annual advertising fees to Uni-All Interaction in the first month of the ongoing contract year (for the avoidance of doubt, In the second contract year, Xintai Huade Advertising shall pay an annual advertising agency fee equivalent to RMB 3,960,000; in the succeeding contract years, annual advertising agency fee payable by Xintai Huade Advertising shall increase on a 10% year-on-year basis, and the second contract year, no payment is required from Xintai Huade Advertising) provided that the following requirement is met:
Xintai Huade Advertising UA Media advertisings and activities Revenues based on provisions hereunder are 10% or even higher than revenues of the preceding year.

3.2	During the term of the agreement, when Uni-All Interaction is to sign any new Partnership Agreements (“Partnership Agreements”) with any 4S car stores in Beijing or other provinces, municipalities under direct jurisdiction of the central government or autonomous regions and set up or install any new UA Media LCD screen terminals, Uni-All Interaction shall obtain Xintai Huade Advertising’s written consent in advance. Xintai Huade Advertising is responsible for the installation expense of LCD screens, which cost RMB 20,000 each set, each year Xintai Huade Advertising shall pay to Uni-All Interaction [15%] of the net income generated by the newly installed UA Media LCD screen terminals in installation. This sum is payable by the second month of the succeeding year. To allow Uni-All Interaction and Xintai Huade Advertising to determine the amount of net advertising income, Xintai Huade Advertising shall disclose to Uni-All Interaction the operation of newly installed UA Media LCD screen terminals and Uni-All Interaction is entitled to review and complete reviewing such operation information within 15 days after the end of each contract year, Xintai Huade Advertising shall coordinate.

3.3	When Xintai Huade Advertising fails to make payments by the above deadline as a consequence of its breach of agreement, Xintai Huade Advertising shall pay a penalty interest equivalent to 0.03% for the delinquent sum for each day in delinquency.

3.4	Uni-All Interaction is obliged to ensure UA Media central wireless control network broadcasting system can control all the existing and newly installed LCD terminals.

3.5	Uni-All Interaction is obliged to ensure Xintai Huade Advertising can realize control over the content release in any LCD terminal and can make real-time adjustments and amendments to its contents.

3.6	Xintai Huade Advertising shall abide by law in its operation of UA Media advertisings after obtaining exclusive UA Media advertising agency rights, shall not conduct any behavior that hurt UA Media’s brand image and Uni-All Interaction’s rights and interests.

4.	Representations and Warranties

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4.1	Representations and warranties by each party

Each party represents and warrants to the other party that:
(a)	It is duly registered and validly existing under applicable laws of the place of registration, it has the legal standing and power to sign and perform this agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this agreement.

(b)	Its execution, delivery and performance of the agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this agreement are duly authorized. The agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this agreement have been duly executed and delivered by it on the execution and delivery dates of such agreements and are legally binding and can be enforced according to the terms therein.

(c)	Its execution, delivery and performance of this agreement and any other agreement to which it is a party and that is related to the cooperation deliberated in this agreement will not:
(i)	Request the obtaining of any authorization, consent, filing, registration or notice of any Chinese government agencies, or request any authorization, consent, filing, registration or notice to be gone through at any Chinese government agencies; or

(ii)	Give rise to the breach of any agreements, obligations or orders to which it is a party.
4.2	Uni-All Interaction’s representations and warranties

Uni-All Interaction further represents and warrants that Xintai Huade Advertising that, during the term provided in Clause 5 or the renewal term thereof:
(a)	Ensure the legitimate operation of UA Media and ensure that it possesses the exclusive general advertising agency rights of UA Media;

(b)	It is entitled and always entitled to grant to Xintai Huade Advertising all rights that are to be granted to Xintai Huade Advertising hereunder and such rights are free from any third party securities interests, claims or burdens;

(c)	In respect of the rights granted to Xintai Huade Advertising hereunder, its has obtained from all third parties all the required authorization, permit and license , including but not limited to the consent or authorization of all 4S car stores;

(d)	Ensure the validity and effectiveness of any other licenses, approvals and consents that are required for establishing, operating and maintaining UA media within the term of the agreement and any renewal term thereof;

(e)	Ensure that it will be responsible for the application of the businesses deliberated herein or businesses that are to be developed and operated by Uni-All Interaction, and make its best efforts to obtain all the other approvals, licenses, permits and registrations required by Chinese government agencies or administration agencies, including but not limited to outdoor advertising registration certificate etc.;

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(f)	Uni-All Interaction will ensure Xintai Huade Advertising’s right to put forward proposals as regards UA media advertisings design, advertising column arrangement, advertising layout etc.;

(g)	Uni-All Interaction will reserve adequate advertising space for Xintai Huade Advertising, and release advertisings for Xintai Huade Advertising according to Xintai Huade Advertising’s requirements as regards advertisings design, advertising column arrangement, advertising layout etc.
4.3	Further Warranties
(a)	It is hereby agreed by Uni-all Interaction and Xintai Huade Advertising that each party will at the request of the other party take any further action at its own expense and sign any further document to give effect to the transactions proposed under this Agreement and all the agreements mentioned hereunder and to the provisions of such agreements. Especially, on the basis of observing the foregoing provisions, the Parties agree to revise this Agreement under necessary conditions so that it meets the requirements of applicable laws (including but not limited to applicable Chinese laws);

(b)	Xintai Huade Advertising guarantees that it will comply with laws in its operation after obtaining UA Media’s exclusive advertising agency right, and will refrain from any hurt UA Media’s brand image and Uni-All Interaction’s rights and interests.

(c)	Uni-All Interaction guarantees that it will ensure UA Media central wireless control network broadcasting system can control all the existing and newly installed LCD terminals.

(d)	Uni-All Interaction guarantees that Xintai Huade Advertising can realize control over the content release in any LCD terminal and can make real-time adjustments and amendments to its contents.

(e)	Xintai Huade Advertising agrees that each 4S car stores will broadcast 4S corporate videos on UA Media LCD terminal during the stipulated time periods provided that Uni-All Interaction shall guarantee that Xintai Huade Advertising shall broadcast news and advertising on UA Media LCD terminals for no less than 42 hours each week and shall release advertisings according to Xintai Huade Advertising’s requirements as regards advertisings design, advertising column arrangement, advertising layout etc.

5.	Term and Termination
5.1	Term
This Agreement will take effect on and from the effective date and, unless otherwise terminated as per the provisions of Article 5.2 herein, will maintain complete effectiveness within five (5) years after the effective date (“Term”).
5.2	Termination

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5.2.1	Under the following circumstances, Uni-All Interaction may unilaterally or Xintai Huade Advertising may as the other party terminate the agreement:
(a)	If the other party constitutes any material breach of this Agreement and this breach cannot be remedied ;

(b)	If the other party constitutes any material breach of this Agreement and such a breach, though remediable, but the breaching party fails to remedy the breach within thirty (30) days after receipt of the written notice from the non-breaching party; and

(c)	If the other party closes down or goes bankrupt

6.	Defaulting Liabilities and Indemnification
6.1	When Uni-All Interaction or Xintai Huade Advertising terminates this agreement according to provision of Clause 5.2.1, the party at fault shall indemnify the party without fault for its losses.

6.2	One party (each party is separately called “the indemnifying party”) shall be responsible for fully indemnifying the other party and its affiliates as well as the directors, staff and employees of the other party and its affiliates (collectively called “the indemnified parties”, but separately called “the indemnified party”) so as to hold such indemnified parties harmless against all the costs, expenses, losses, damages, debts, requests and legal proceedings which may be caused by the following issues or may be claimed against any of such indemnified parties (or which may be sustained by any of such indemnified parties) and which may be related to any of the following issues and hold such indemnified parties harmless against any losses (unless any of such costs, expenses, losses, damages, debts, requests and legal proceedings claimed against or sustained by any of such indemnified parties was caused by any material negligence or intention on the part of such an indemnified party):
(a)	Exercising of any rights granted to Uni-All Interaction or to Xintai Huade Advertising; and

(b)	Indemnifying party’s any breach of any terms herein, or indemnifying party (or any officer, employee, agent or any other persons that are granted the rights hereunder)’s any action, omission or negligence.

7.	Confidentiality
7.1	The parties agree that the receiving party shall keep confidential and shall not disclose to any third party without the consent of the other party any information or documents marked as confidential obtained during the signing and performance of this Agreement, or in connection with this Agreement.

7.2	The parties agree that either party shall neither use any information or documents obtained from the other party according to this Agreement for any purpose other than as permitted under, or as necessary for compliance with this Agreement, nor provide the same, directly or indirectly, to any third party.

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7.3	None of the provisions of the above 7.1 and 7.2 applies to any of the following disclosures made by any party: (a) to its consultants, agents, shareholders, directors or managerial staff; and (b) to financial institutions and banks for obtaining their consent or financing for the transactions under this Agreement; and (c) at any mandatory request during any judicial or administrative procedure or in compliance with any other legal requirement (under this condition, the disclosing party shall immediately give the other party a written notice); and (d) at the request of the other party (or any of its affiliates) or any government agency or regulatory body or stock exchange or institution which has jurisdiction over the transactions under this Agreement.

8.	Governing Law and Dispute Resolution
8.1	Governing Law

The execution, validity, interpretation, performance and settlement of disputes of this Agreement shall be governed and construed by and in accordance with the laws of the People’s Republic of China.

8.2	Dispute Resolution

All disputes arising from or in connection with this agreement including, but not limited to, the existence and validity of this Agreement, which the parties do not resolve in good faith within sixty (60) days after either party notifies the other party of its desire to arbitrate such dispute or controversy, shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its then effective arbitration rules in Beijing. In the event that any portion of the terms of this Agreement is held to be unenforceable, the unenforceable portion shall be executed as far as possible to reflect the original intention, and the remainder of the provisions shall remain in full force and effect. The arbitration panel shall consist of three (3) arbitrators nominated according to the arbitration rules of the Arbitration Center. The place of arbitration shall be Beijing and the languages to be used in the arbitral proceedings, including the languages used in the award of the arbitration and those supporting it, shall be both Chinese and English. The award of the arbitration shall be final and binding upon the Parties. Except for matters under arbitration, the remaining part of the Agreement shall remain in effect and be enforced by the parties during the time of arbitration.

9.	Miscellaneous
9.1	Entire Agreement

This Agreement shall constitute the entire agreement between the parties hereto and shall supercede any and all previous oral and written notices, memoranda and contracts with respect to the subject matter hereof between Uni-All Interaction, Xintai Huade and/or Chung Cheng Co., Ltd.

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9.2	Amendments

No amendment to this Agreement may be made except by a written instrument executed by the duly authorized representatives of the Parties.

9.3	Severability

Should any provision of this Agreement be held illegal or unenforceable under the laws of any jurisdiction, such provision shall be invalid to the extent of such illegality or unenforceability within this jurisdiction, and to the maximum extent permitted by law, shall not affect its legality and enforceability within any other jurisdiction.

9.4	No Waiver

Unless a written waiver is given, if one party fails to exercise any right under any provision of this Agreement when the other party breaches this Agreement, it shall not be regarded as a waiver of exercising the right under the corresponding or any other provision of this Agreement in future. If any party fails or delays to exercise any of its rights under this Agreement, it shall not be regarded as a waiver of such a right.

9.5	Notices

All notices, requests and demands hereunder shall be given in writing, written in Chinese and English, and sent to the confirmed address by certified courier or registered mail, postage prepaid, return receipt requested.

9.6	Succession and Transfer

This Agreement shall inure to and bind the legal representatives, successors and assigns of the respective parties hereto. Except as expressly provided herein, neither party may transfer any of its rights or interests under this Agreement without the previous written consent of the other party. Any transfer without such written consent shall be deemed as invalid.

9.7	Language

This Agreement is made in Chinese. All the schedules and attachments (if any) to this Agreement are made an integral part of this Agreement and have the same legal force as the main text of this Agreement.

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9.8	Counterparts
This Agreement has two counterparts in each language, one counterpart for each party.
[Signature page below]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties below as of the date first above written..
Beijing Uni-All Interactive International Media Technology Co., Ltd.

Legal representative or authorized representative:

Date of execution:

Beijing Xintai Huade Advertising Co., Ltd.

Legal representative or authorized representative:

Date of execution

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Annex 1 4S Shop Cooperation Agreement

SN	Party A	Party B	Cooperation mode	Service	Term	Agreement number
1.	Beijing Huashengyuan Automotive Sales & Service Co., Ltd. Tongzhou Branch (Dongfeng-Nissan) f	Uni-All Interaction	1. The service provided by Party B will be fulfilled in strict accordance with the provision of this Agreement and the annexes thereto. Party A agrees that it will become Party B’s UA media partner after the execution of this Agreement according to the requirements in this Agreement and the annexes thereto.

2. Party B shall provide and install the 32 inch LCD screen. Party B shall provide and install the set-top box (RMB 10,000 yuan/set, free of set-top box cost during the term of this Agreement. The installation of the set-top box includes built-in installation and external installation. The built-in installation has a LCD screen of not less than 17 inch. The specific amount depends on the site conditions and the number of screens installed by Party B. the hardware equipment is owned by Party B.

3. Party B is responsible for the business invitation and daily management of advertising business. Party A shall appoint special personnel to assist Party B in advertising business. Party B shall transfer the third party’s income derived from the video information released on the UA media platform installed on the business premises of Party A, with applicable taxes deducted, into Party A’s account within 20	1. Party B undertakes that Party A’s information will cover all UA media terminal LCD screens within the scope of Party A’s business premises.

2. The UA media video information terminal LCD screens installed on Party A’s business premises are a corporate information release platform. Party A is entitled to broadcast video information in connection with and limited to Party A within specified time.

				3. The UA media video information terminal LCD screens installed on Party A’s business premises can provide information release to a third party enterprise. According to relevant provisions in this Agreement, Party A enjoys the income derived from the release of the third party enterprise’s information.	five years	UA(BJ) -300408(1)

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SN	Party A	Party B	Cooperation mode	Service	Term	Agreement number
working days after the last calendar day of each quarter.

4. Party A regards Party B as the exclusive operator of the UA media information release platform. Within the term of this Agreement, Party A and the third party in cooperation with it will trust Party B with information release and advertising using Party A’s release platform, and any third party beyond this Agreement who uses Party A’s corporate release platform to conduct business activities shall sign an Information Release Entrusting Agreement with Party B and pay Party B the service fee for information release, the criteria of which shall be prepared by Party B.
2.	Beijing Shenhua Tongda Automotive Sales & Service Co., Ltd. (Toyota)	same as above	same as above	same as above	same as above	UA(BJ) -080508(1)
3.	Beijing Aiyihang Automotive Service Co., Ltd. (Aiyihang )	same as above	same as above	same as above	same as above	UA(BJ) -240308(4)
4.	Beijing Tengyuan Xingye Automotive Service Co., Ltd. (Chery)	same as above	same as above	same as above	same as above	UA(BJ) -060308(1)

14

SN	Party A	Party B	Cooperation mode	Service	Term	Agreement number
5.	Beijing Tengyuan Xingye Automotive Service Co., Ltd. (Suzuki)	same as above	same as above	same as above	same as above	UA(BJ) -250108(4)
6.	Beijing Beilong Lianhe Automobile Trading Co., Ltd. (Shanghai Volkswagen)	same as above	same as above	same as above	same as above	UA(BJ) -291207(4)
7.	Beijing Jinguan Xingye Toyota Automotive Sales & Service Co., Ltd. (FAW-Toyota)	same as above	same as above	same as above	same as above	UA(BJ) -240807(1)
8.	Beijing Binggong Beifang Automobile Trading Co., Ltd. (Tianjin FAW)	same as above	same as above	same as above	same as above	UA(BJ) -120308
9.	Beijing Guangyifa Automobile Trading Co., Ltd. (FAW Jilin)	same as above	same as above	same as above	same as above	UA(BJ) -040308(2)

15

SN	Party A	Party B	Cooperation mode	Service	Term	Agreement number
10.	Beijing Guangyifa Automobile Trading Co., Ltd. (Changhe-Suzuki)	same as above	same as above	same as above	same as above	UA(BJ) -040308(1)
11.	Beijing Huitong Sihui Toyota Automotive Sales & Service Co., Ltd. (Toyota)	same as above	same as above	same as above	same as above	UA(BJ) -080318(1)
12.	Beijing Tengyuan Xingye Automotive Service Co., Ltd. (Chery)	same as above	same as above	same as above	same as above	UA(BJ) -250108(3)
13.	Beijing Xinpeng Shiji Automotive Sales & Service Co., Ltd. (Changfeng-Mitsubishi)	same as above	same as above	same as above	same as above	UA(BJ) -120508(1)
14.	Beijing Yadi Weida Automotive Sales Co., Ltd. (BYD)	same as above	same as above	same as above	same as above	UA(BJ) -020408(6)
15.	Beijing Tongtongshun Automotive Sales & Service Co., Ltd. (Tianjin FAW)	same as above	same as above	same as above	same as above	UA(BJ) -070108(1)
16.	Beijing Donghang Shiji Automotive Sales & Service Co., Ltd. (Dongfeng-Honda)	same as above	same as above	same as above	same as above	UA(BJ) -281207(11)

16

SN	Party A	Party B	Cooperation mode	Service	Term	Agreement number
17.	Beijing Xinxing Kuaima Automotive Service Co., Ltd. (Chang’an Automobile)	same as above	same as above	same as above	same as above	UA(BJ) -280108(3)
18.	First Branch Store of Beijing Boshilian Automotive Sales Center (Great Wall )	same as above	same as above	same as above	same as above	UA(BJ) -151107(4)
19.	Beijing Xinxiwu Automotive Sales Co., Ltd. (Maple, Lifan)	same as above	same as above	same as above	same as above	UA(BJ) -210108(2)
20.	Beijing Tengyuan Xingye Automotive Service Co., Ltd. (Geely)	same as above	same as above	same as above	same as above	UA(BJ) -250108(2)
21.	Beijing Jiaijin Furui Automotive Sales & Service Co., Ltd. (Toyota)	same as above	same as above	same as above	same as above	UA(BJ) -291207(2)
22.	Beijing Jingchang Xinxing Automotive Sales & Service Center(Tianjin FAW)	same as above	same as above	same as above	same as above	UA(BJ) -210208(1)

17

SN	Party A	Party B	Cooperation mode	Service	Term	Agreement number
23.	Beijing Zhongpuxin Automotive Sales Co., Ltd. (Tianjin FAW)	same as above	same as above	same as above	same as above	UA(BJ) -220208(1)
24.	Beijing Xinminheng Automotive Sales Co., Ltd. (BYD)	same as above	same as above	same as above	same as above	UA(BJ) -130308(6)
25.	Beijing Wufangqiao Toyota Automotive Sales & Service Co., Ltd. (FAW-Toyota)	same as above	same as above	same as above	same as above	UA(BJ) -020408(7)
26.	Beijing Yuantonqiao Toyota Automotive Sales & Service Co., Ltd. (FAW-Toyota)	same as above	same as above	same as above	same as above	UA(BJ) -170308(1)
27.	Beijing Bocheng Hongda Automotive Service Co., Ltd. (Dongfeng-Honda)	same as above	same as above	same as above	same as above	UA(BJ) -120508(2)
28.	Beijing Tengyuan Xingye Automotive Service Co., Ltd. (FAW-Besturn)	same as above	same as above	same as above	same as above	UA(BJ) -250108(1)

18

SN	Party A	Party B	Cooperation mode	Service	Term	Agreement number
29.	Beijing Xinpeng Shiji Automotive Sales & Service Co., Ltd. (Changfeng-Mitsubishi)	same as above	same as above	same as above	same as above	UA(BJ) -120508(1)
30.	Beijing Chuangcheng Yongxin Automotive Sales & Service Co., Ltd. (Xiali)	same as above	same as above	same as above	same as above	UA(BJ) -300408(2)
31.	Beijing Anruidi Trading Co., Ltd. (Hyundai)	same as above	same as above	same as above	same as above	UA(BJ) -070508(2)
32.	Beijing Xinxi Automotive Sales Co., Ltd. (BYD)	same as above	same as above	same as above	same as above	UA(BJ) -210108(1)
33.	Beijing Tengyuan Xingye Automotive Service Co., Ltd. (Suzuki)	same as above	same as above	same as above	same as above	UA(BJ) -250108(4)
34.	Beijing Huida Shiji Trading Co., Ltd. (Suzuki)	same as above	same as above	same as above	same as above	UA(BJ) -080108(1)
35.	Beijing Anruidi Trading Co., Ltd. (Hyundai)	same as above	same as above	same as above	same as above	UA(BJ) -070508(1)

19

SN	Party A	Party B	Cooperation mode	Service	Term	Agreement number
36.	Beijing Senhua Tongda Automotive Sales & Service Co., Ltd. (Toyota)	same as above	same as above	same as above	same as above	UA(BJ) -080508(1)
37.	Beijing Lingmai Automotive Sales Co., Ltd. (Chang’an)	same as above	same as above	same as above	same as above	UA(BJ) -281207(5)
38.	Beijing Tengyuan Xingye Automotive Service Co., Ltd. (Suzuki)	same as above	same as above	same as above	same as above	UA(BJ) -250108(4)
39.	Beijing Tengyuan Xingye Automotive Service Co., Ltd. (Chery)	same as above	same as above	same as above	same as above	UA(BJ) -250108(3)
40.	Beijing Dongfang Yatu Trading Center (Youngman Lotus)	same as above	same as above	same as above	same as above	UA(BJ) -240108(1)
41.	Beijing Xinguangbao Automotive Service Co., Ltd. (Mitsubishi/Liebao)	same as above	same as above	same as above	same as above	UA(BJ) -080110(4)
42.	Beijing Beifang Huapeng Material Sales Co., Ltd. (BYD)	same as above	same as above	same as above	same as above	UA(BJ) -011508(1)
43.	Beijing Third Automotive Repair Company (Guangzhou Honda/Toyota /Jinbei)	same as above	same as above	same as above	same as above	UA(BJ) -280108(2)
44.	Beijing Runji Hongqi Automotive Sales & Service Co., Ltd. (Hongqi)	same as above	same as above	same as above	same as above	UA(BJ) -180108(1)
45.	Beijing Beilong Lianhe Automobile Trading Co., Ltd. (Shanghai Volkswagen)	same as above	same as above	same as above	same as above	UA(BJ) -0291207(4)
46.	Beijing Beifang Huapeng Material Sales Co., Ltd. (BYD)	same as above	same as above	same as above	same as above	UA(BJ) -011508(1)

20

Annex 2
Authorization Certificate

21